                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by
     Rule 14a-b(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ((S))240.14a-11(c) or ((S))240.14a-12

                       ADELPHIA BUSINESS SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              JOHN GLICKSMAN, ESQ.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]  No Fee Required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of each class of securities to which transaction applies:
     ---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
     ---------------------------------------------------------------------------
     (5)  Total fee paid:
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     --------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
     --------------------------------------------------------
     (3)  Filing Party:
     --------------------------------------------------------
     (4)  Date Filed:

                       ADELPHIA BUSINESS SOLUTIONS, INC.
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                               ----------------

                    Notice of Annual Meeting of Stockholders
                          to be held on August 7, 2001
                               ----------------

To the Stockholders of
Adelphia Business Solutions, Inc.:

   The Annual Meeting of Stockholders of Adelphia Business Solutions, Inc. will be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania, on Tuesday, August 7, 2001, at 11:30 a.m., for the following purposes:

  1. To elect eight (8) Directors by vote of the holders of Class A Common Stock, Class B Common Stock and Preferred Stock, voting together.

  2. To consider and act upon such other matters as may properly come before the meeting.

   The Board of Directors has fixed the close of business on June 25, 2001, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

   IF YOU ARE UNABLE TO ATTEND THE MEETING AND YOU WISH TO VOTE YOUR STOCK, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     John J. Rigas
                                     Chairman of the Board

July 5, 2001

                       ADELPHIA BUSINESS SOLUTIONS, INC.
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                               ----------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS
                               ----------------

   This proxy statement is being furnished to the stockholders of Adelphia Business Solutions, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Tuesday, August 7, 2001, at the Coudersport Theater, Main Street, Coudersport, Pennsylvania. The address of the principal executive offices of the Company is One North Main Street, Coudersport, Pennsylvania 16915, and the date this proxy statement was first mailed to stockholders was on or about July 5, 2001. A copy of the Annual Report to Stockholders for the year ended December 31, 2000, is being furnished with this proxy statement.

   Only stockholders of record as of the close of business on June 25, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 47,742,608 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), 86,624,693 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock") and 312,275 shares of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock"). With respect to the matters described in this proxy statement, the holders of Class A Common Stock, Class B Common Stock and Preferred Stock vote together as a single class, and each holder of Class A Common Stock is entitled to cast one (1) vote for each share of Class A Common Stock standing in their name on the books of the Company, each holder of Class B Common Stock is entitled to cast ten (10) votes for each share of Class B Common Stock standing in their name on the books of the Company, and each holder of Preferred Stock is entitled to cast one (1) vote for each share of Preferred Stock standing in their name on the books of the Company. The presence, in person or by proxy, of holders of a majority of the votes of all outstanding shares of the Company's capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The Directors shall be elected by a plurality of the votes of the shares of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

   All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attendance at the meeting and voting his shares in person.

   Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present. Abstentions will count as shares entitled to vote and represented at the Annual Meeting and not voting in favor of the proposals. Broker non-votes will not count as shares entitled to vote and represented at the Annual Meeting and will not be included in calculating the number of votes necessary for approval of the proposals described below.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Description of Board of Directors

   The Bylaws of the Company provide for the Board of Directors to be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors by the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Preferred Stock, voting together as a single class, with each share of Class A Common Stock entitled to one (1) vote, each share of Class B Common Stock entitled to ten (10) votes and each share of Preferred Stock entitled to one (1) vote. Stockholders of the Company are not entitled to cumulate their votes in the election of directors.

   The Bylaws of the Company provide that the Board of Directors shall establish the number of directors which shall not be less than seven (7) nor more than twenty-one (21). The Board currently consists of eight (8) directors, all of whom are also nominees for director.

   Each director is to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to the right of the stockholders to remove any director as provided in the Bylaws. Any vacancy in the office of a director elected by the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Preferred Stock voting as a single class may be filled by such holders voting as a single class. In the absence of a stockholder vote, a vacancy on the Board of Directors may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

   The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of John J. Rigas, James P. Rigas, Michael
J. Rigas, Timothy J. Rigas, Pete J. Metros, James L. Gray, Peter L. Venetis and Edward S. Mancini on behalf of all of the stockholders of the Company. All nominees except Mr. Metros, Mr. Gray, Mr. Mancini and Mr. Venetis were first elected or appointed as directors of the Company in 1991. Mr. Metros and Mr. Gray were first elected as directors of the Company in 1997, and Mr. Mancini and Mr. Venetis were first elected as directors of the Company in 1999.

   The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

   The following sets forth certain information concerning each nominee for election as a director of the Company.

Nominees for Election of Directors

John J. Rigas
Age 76

   John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia Communications Corporation ("Adelphia" or "Adelphia Communications"). Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank

Corp., Inc., Coudersport, Pennsylvania, and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

   John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company, and is the father-in-law of Peter L. Venetis who also serves as a director of the Company.

James P. Rigas
Age 43

   James P. Rigas is Vice Chairman, Chief Executive Officer, President and a Director of the Company, Executive Vice President, Strategic Planning and a Director of Adelphia Communications and a Vice President and Director of Adelphia Communications' other subsidiaries. Mr. Rigas currently spends substantially all of his time on concerns of the Company. He has been with Adelphia Communications since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

Michael J. Rigas
Age 47

   Michael J. Rigas is Vice Chairman, Secretary and a Director of the Company, Executive Vice President, Operations and a Director of Adelphia Communications and a Vice President and Director of Adelphia Communications' other subsidiaries. He has been with Adelphia Communications since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

Timothy J. Rigas
Age 44

   Timothy J. Rigas is Vice Chairman, Chief Financial Officer, Treasurer and a Director of the Company, Executive Vice President, Chief Accounting Officer, Treasurer and a Director of Adelphia Communications, and a Vice President and Director of Adelphia Communications' other subsidiaries. He has been with Adelphia Communications since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

Pete J. Metros
Age 60

   Pete J. Metros became a director of the Company on April 1, 1997. Mr. Metros has been President and Managing Director, and a member of the Board of Directors of Siemens Dematic AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which are major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager of Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros has served as a director of Adelphia Communications Corporation since 1986 and received a B.S. degree from the Georgia Institute of Technology in 1962.

James L. Gray
Age 66

   James L. Gray became a director of the Company on April 1, 1997. Mr. Gray is the retired chairman & CEO of PRIMESTAR Partners. Mr. Gray served as Chairman and CEO of PRIMESTAR from 1995 to 1998. Mr. Gray has more than 20 years of experience in the telecommunications, cable and satellite industries. He joined Warner Cable in 1974, and advanced through several division operating posts prior to being named president of Warner Cable in 1986. In 1992, after the merger of Time Inc. and Warner Communications, Mr. Gray was appointed vice chairman of Time Warner Cable where he served until his retirement in 1993. Mr. Gray has served on the boards of several telecommunications companies and associations, including the National Cable Television Association, where he served as a director from 1986 to 1992, and Turner Broadcasting System, where he served as a director from 1987 to 1991. He also served as chairman of the executive committee and director of C-SPAN and as a director of E! Entertainment Television, Cable in the Classroom and the Walter Kaitz Foundation. Beginning in 1992, Mr. Gray began serving on PRIMESTAR's board of directors. Since 1995, Mr. Gray has served as a director of Sea Pines Associates, Inc. Mr. Gray received a bachelor's degree from Kent State University in Kent, Ohio, and a master's degree in business administration (M.B.A.) from the State University of New York at Buffalo.

Peter L. Venetis
Age 43

   Peter L. Venetis became a director of the Company on October 25, 1999. Mr. Venetis is Managing Partner of Praxis Capital Ventures, L.P., a private equity investment firm providing growth capital to emerging companies in the telecommunications, digital media and related industries. Praxis Capital Ventures, L.P. is a subsidiary of Adelphia Communications. Mr. Venetis was President and Chief Executive Officer of the Atlantic Bank of New York from March 1992 to April 2000. Prior to this position, Mr. Venetis was a Director in the Leveraged Finance Group at Salomon Brothers, Inc. where he was employed from 1985 to 1992. Mr. Venetis is also a member of the Board of Directors of Adelphia Communications Corporation and of the Atlantic Bank of New York, and is a Trustee of the Churchill School and Center in Manhattan. Mr. Venetis graduated from Columbia University (cum laude) in 1979 and received his M.B.A. in Finance and International Business from the Columbia University Graduate School of Business in 1981.

Edward S. Mancini
Age 41

   Edward S. Mancini became a director of the Company on October 25, 1999. Mr. Mancini is President/Owner of Artistic Stitches, Inc. From 1989 to 1993, Mr. Mancini was Vice President--Media Lending at Canadian Imperial Bank of Commerce. From 1986 to 1989, Mr. Mancini was in the corporate training program at Chase Manhattan Bank. Mr. Mancini received has Masters of Science, Finance and Accounting from Texas A&M University in 1986.

Audit and Compensation Committees and Meetings of the Board of Directors

   The Board of Directors has a Compensation Committee, which as of December 31, 2000 consisted of James L. Gray, Pete J. Metros and Edward S. Mancini. The Compensation Committee reviews and has authority to approve the compensation of the key officers and employees of the Company. The Compensation Committee met once during 2000. The Board of Directors also has an Audit Committee, which as of March 31, 2001 was comprised of James L. Gray, Pete J. Metros and Timothy J. Rigas. As of June 13, 2001, in compliance with NASD rules concerning the composition of the Audit Committee, the Audit Committee consisted of James L. Gray, Pete J. Metros and Edward S. Mancini. The Audit Committee is responsible for monitoring the financial reporting of the Company on behalf of the Board of Directors and the investing public, the approval of the selection of the Company's independent auditors, the review of the scope and results of the annual audit and determining the objectivity and independence of the Company's auditors. The Audit Committee met four times during the year ended December 31, 2000. The Board of Directors also has a Nominating Committee, comprised of John
J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, which is responsible for selecting the candidates to be nominated to the Board of Directors of the Company. The Nominating Committee met once during the year ended December 31, 2000. The Board of Directors met or acted by written consent in lieu of meeting seven times during the year ended December 31, 2000. Each director attended at least 75% of the meetings of the Board of Directors and the respective committees of which each is a member.

Recommendation of the Board of Directors

   The Board of Directors of the Company recommends a vote FOR each of the nominees named above for election as directors.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain information regarding compensation paid by the Company for services rendered during the twelve months ended December 31, 1998, and the years ended December 31, 1999 and 2000, to the Company's Chief Executive Officer and the three executive officers whose compensation exceeded $100,000 in salary and bonus during the year ended December 31, 2000:

                                                    Annual            Long-Term
                                                 Compensation       Compensation
                                                --------------- ---------------------
                                                                Restricted Securities
                                                                  Stock    Underlying     All Other
Name and                                                  Bonus   Awards    Options   Compensation(c)(d)
Principal Position(a)           Period(b)       Salary($)  ($)    (f)($)     (f)(#)          ($)
---------------------     --------------------- --------- ----- ---------- ---------- ------------------
John J. Rigas...........  12 months ended 12/00 1,407,763   --         --        --        $466,050
Chairman and Director     12 months ended 12/99 1,354,953   --  1,575,000   100,000         461,940
                          12 months ended 12/98 1,367,399   --         --        --         461,061

James P. Rigas(e).......  12 months ended 12/00   236,883   --         --        --          11,669
Vice Chairman, Chief      12 months ended 12/99   223,856   --  1,575,000   100,000          11,669
Executive Officer,
 President                12 months ended 12/98   229,385   --         --        --          11,431
and Director

Michael J. Rigas........  12 months ended 12/00   236,883   --         --        --          20,996
Vice Chairman, Secretary  12 months ended 12/99   223,856   --  1,575,000   100,000          10,950
and Director              12 months ended 12/98   229,866   --         --        --          10,950

Timothy J. Rigas........  12 months ended 12/00   236,883   --         --        --          19,944
Vice Chairman, Chief      12 months ended 12/99   223,856   --  1,575,000   100,000          10,950
Financial Officer,
 Treasurer                12 months ended 12/98   229,866   --         --        --          10,950
and Director

--------
(a) John J. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company but are compensated by Adelphia Communications for services to the Company pursuant to employment agreements with Adelphia. The Company does not reimburse Adelphia directly for the services they provide to the Company, although the Company does make payments for shared corporate overhead services to Adelphia pursuant to a Management Services Agreement.
(b) The twelve months ended December 31, 1998, includes three months compensation from the fiscal year ended March 31, 1998.
(c) The twelve months ended December 31, 1998, 1999 and 2000 amounts include:
    (i) life insurance premiums paid during each respective period by Adelphia Communications under employment agreements with John J. Rigas, James P. Rigas, Michael J. Rigas, and Timothy J. Rigas in premium payment amounts of $200,000, $10,919, $20,046 and $19,194, respectively, during the twelve months ended December 31, 2000; $200,000, $10,919, $10,200, and $10,200,
    respectively, during the twelve months ended December 31, 1999; and $200,000, $10,681, $10,200, and $10,200, respectively, during the twelve months ended December 31, 1998, on policies owned by the respective named executive officers; (ii) $212,166, $216,270 and $227,805 for John J. Rigas which represents the dollar value of the benefit of the whole-life portion of the premiums paid by Adelphia during the twelve months ended December 31, 2000, 1999 and 1998, respectively, pursuant to a split-dollar life insurance arrangement projected on an actuarial basis; (iii) $53,134, $44,920 and $32,506 for John J. Rigas which represents payments by Adelphia Communications during the twelve months ended December 31, 2000, 1999 and 1998, respectively, pursuant to a split-dollar life insurance arrangement that is attributable to term life insurance coverage; and (iv) $750 in Adelphia matching contributions for each executive officer under the Company's 401(k) savings plan for the twelve months ended December 31, 2000, 1999 and 1998, respectively. The amounts shown above do not include transactions between the Company and certain executive officers or certain entities which are privately owned in whole or in part by the executive officers named in the table. See "Certain Transactions."
  In accordance with an agreement related to the split-dollar life insurance arrangement referred to above, the Company will be reimbursed for all premiums paid related to such arrangement upon the earlier of death of both the insured and his spouse or termination of the insurance policies related to such arrangement.
(d) Does not include the value of certain non-cash compensation to each respective named individual which did not exceed the lesser of $50,000 or 10% of such individual's total salary shown in the table.
(e) For the twelve months ended December 31, 1998, James P. Rigas was not employed by the Company, but was compensated by Adelphia Communications for his services to the Company pursuant to an employment agreement with Adelphia. During such periods, the Company did not directly reimburse Adelphia for Mr. Rigas' base salary, insurance premium payments and other benefits paid by Adelphia. Effective January 1, 1999, the Company employed Mr. Rigas directly.
(f) The respective amounts set forth represent restrictive stock awards of the Company's Class A Common Stock and stock options to purchase the Company's Class A Common Stock, which were granted to the named executive officers by the Company under its 1996 Long-Term Incentive Compensation Plan ("1996 Plan"). The amounts shown represent the aggregate restricted stock awards held by the name executive officers at December 31, 2000. At that date, the value of each such award, based on the closing price of the Class A Common Stock, was $425,000.

                 Aggregate Option Exercises In Last Fiscal Year
                      And December 31, 2000 Option Values

                                              Number of
                                             Securities
                                             Underlying
                                             Unexercised         Value of
                                             Options at     Unexercised In-The-
                                          December 31, 2000  Money Options at
                    Shares                     (#)(a)        December 31, 2000
                  Acquired on    Value      Exercisable/       Exercisable/
Name              Exercise(#) Realized($)   Unexercisable   Unexercisable($)(a)
----              ----------- ----------- ----------------- -------------------
John J. Rigas....      --          --         0/100,000             0/0
James P. Rigas...      --          --         0/100,000             0/0
Michael J.
 Rigas...........      --          --         0/100,000             0/0
Timothy J.
 Rigas...........      --          --         0/100,000             0/0

--------
(a) All options granted were with respect to the Class A Common Stock of the Company, with an exercise price equal to the fair market value of such stock on the date of grant. These options all vest in three equal, annual amounts on the third, fourth and fifth anniversaries of the date of grant.

Compensation Committee Interlocks and Insider Participation

   James L. Gray, Pete J. Metros and Edward S. Mancini serve as members of the Compensation Committee of the Board of Directors. Neither Mr. Gray, Mr. Metros nor Mr. Mancini is or has been an officer or employee of the Company or its subsidiaries.

Board of Directors Compensation

   Directors who are not also employees of the Company each currently receive compensation from the Company for services as a director at a rate of $1,000 plus reimbursement of expenses for each Board and committee meeting attended. Non-employee directors are eligible to receive grants under the Company's 1996 Long-Term Incentive Compensation Plan and Adelphia's 1998 Long-Term Incentive Compensation Plan. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

Audit Committee Charter

   On June 12, 2000, the Board of Directors of the Company adopted a written charter for the Audit Committee of the Board, a copy of which is attached as Appendix B.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   Executive compensation decisions during the year ended December 31, 2000, were addressed by the Compensation Committee of the Board of Directors (see "Election of Directors--Audit and Compensation Committees and Meetings of the Board of Directors"), composed of three independent, non-employee directors, Pete J. Metros, James L. Gray and Edward S. Mancini.

   The annual base salary of James P. Rigas, the Chief Executive Officer, is determined by the Compensation Committees of both the Company and Adelphia Communications in accordance with Mr. Rigas's employment agreement with Adelphia and after according significant weight to the input of John J. Rigas, Chief Executive Officer of Adelphia. The Compensation Committee has recognized Mr. Rigas's success in achieving the Company's strategic objectives and has also recognized Mr. Rigas's leadership and vision in formulating strategies for responding to the challenges of increased regulation and increasing competition, and for positioning the Company for growth in a regulated environment. Based on compensation data for other companies, the Compensation Committee believes that Mr. Rigas's annual base salary and overall compensation package is lower than the compensation packages (including salary, bonus, options and deferred compensation) paid to chief executive officers of many other publicly held telecommunications firms.

   Neither John J. Rigas, Michael J. Rigas nor Timothy J. Rigas were given salaries or bonuses directly by the Company during the year ended December 31, 2000. Their services, as well as the services of certain other employees of Adelphia Communications, were paid for directly by Adelphia Communications. Adelphia Communications has historically charged the Company for the provision of shared corporate overhead services, but has not charged the Company for the actual cost of compensating these named executive officers of the Company who are employees of Adelphia Communications.

                                          COMPENSATION COMMITTEE
                                          Pete J. Metros
                                          James L. Gray
                                          Edward S. Mancini

Stock Performance Graph

   The following graph compares the percentage change in the cumulative total shareholder return on the weighted average of the Company's Class A Common Stock ("Adelphia Business Solutions Class A Common Stock" after October 25, 1999, prior to such date "Hyperion Class A Common Stock") during the period from May 5, 1998, through December 31, 2000, with the cumulative total return on the Standard & Poor's 500 Stock Index, a selected peer group of five companies engaged in the competitive access/telephony industry: Allegiance Telecom Inc. (Class A); McLeodUSA, Inc. (Class A); RCN Corp. (Class A); US Lec Corp. (Class A); and XO Communications, Inc. (Class A)(the " Peer Group").* The returns of each component issuer in the foregoing peer group have been weighted according to the respective issuer's market capitalization. The comparison assumes $100 was invested on May 5, 1998, in the Company's Class A Common Stock and in each of the foregoing indices, and also assumes reinvestment of dividends.




                           [Stock Performance Graph]

                Comparison of 32 Month Cumulative Total Return*
                   Among Adelphia Business Solutions, Inc.,
          The S&P 500 Index, a New Peer Group** and an Old Peer Group

                                   5/5/98    12/98     12/99     12/00
                                              (In Dollars)
Adelphia Business Solutions, Inc.   $100    $ 94.53   $300.00   $ 26.67
S&P 500 Index                        100     111.15    134.54    122.29
New Peer Group                       100      72.78    309.44    145.68
Old Peer Group                       100      70.18    217.42     53.87


 *   $100 invested on 5/5/98 in Stock or Index--including Reinvestment of
     Dividends.
** The peer group in the above stock performance graph differs from the peer group in the Company's 2000 proxy statement as a result of the bankruptcy filings of GST Telecommunications, Inc. and ICG Communications, Inc. Due in large part to these bankruptcy filings, shares of these two members of the Peer Group are no longer actively traded. Thus, the Company added McLeodUSA, Inc. and XO Communications, Inc. to the peer group in this proxy statement.

Certain Transactions

   During the year ended December 31, 2000, the Company made demand advances to Adelphia Communications periodically, for which the Company earned interest of between 5.15% to 6.33% totaling approximately $6.3 million. During the period January 1, 2000, to December 31, 2000, the largest amount due from Adelphia Communications at the end of any quarter was approximately $163.2 million at March 31, 2000.

   The Company and Adelphia Communications have entered into a registration rights agreement, as amended, whereby the Company has agreed to provide to Adelphia Communications and certain permitted transferees, with respect to common stock owned by them, two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the common stock. Adelphia Communications' demand registration rights terminate at such time as Adelphia Communications ceases to hold at least $10 million in market value of common stock.

   During the year ended December 31, 2000, the Company incurred charges from Adelphia Communications of approximately $18.5 million for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, computer services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia Communications to the Company, or by the Company to Adelphia Communications, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia Communications' incremental costs incurred for these services, and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own or the costs which would be charged on a pro-rata allocation of such costs under the Management Services Agreement between the Company and Adelphia Communications dated April 10, 1998, with respect to shared corporate overhead service. During the year ended December 31, 2000, the Company (i) paid Adelphia Communications or certain of Adelphia Communications' affiliates, fiber lease payments of approximately $0.3 million, (ii) received from Adelphia Communications $8.6 million in revenue for providing switched services, and (iii) paid to entities owned by members of the Rigas family who are executive officers of the Company approximately $11.4 million for property, plant and equipment and services.

   During June 2000, Adelphia Communications exercised a warrant to purchase 913,380 shares of Class A common stock of the Company at a price of $6.15 per share. Adelphia purchased the warrant in May 1998 from WorldCom in connection with the Company's IPO. Total proceeds to the Company were approximately $5.6 million.

   During December 2000, the Company sold to a subsidiary of Adelphia Communications certain network and telecommunications assets. The assets sold related to six markets in Virginia, Colorado, California and Ohio which the Company has decided not to pursue as part of its revised business plan. The aggregate purchase price for these transactions was approximately $87.5 million plus the assumption of certain liabilities. The Company will manage these networks for Adelphia on a going forward basis.

   The Company and certain of Adelphia Communications' other subsidiaries and affiliates are parties to a joint bank credit facility. As part of this facility, the Company and its subsidiaries have the ability to borrow up to an aggregate of $500.0 million which, if borrowed, would be guaranteed by other members of the borrowing group. As of December 31, 2000, a subsidiary of the Company had borrowed $500.0 million under this credit facility. In addition, the Company has agreed to pay a subsidiary of Adelphia $15.0 million as a fee for placing the credit facility. The interest rate at which the Company has borrowed these funds is 12 1/2%, a portion of which is payable to a subsidiary of Adelphia. For the year ended December 31, 2000, the Company recorded $21.9 million for interest expense relating to the credit facility, $7.0 million of which was payable to a subsidiary of Adelphia.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a class of the Company's registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company's directors, officers and more than ten percent stockholders filed on a timely basis all reports due under Section 16(a) for the period from January 1, 2000 through December 31, 2000, except that one report was filed late by Adelphia Communications and two reports were filed late by Mr. Mancini.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of April 1, 2001 by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A Common Stock or Class B Common Stock, (ii) the directors and executive officers and (iii) all directors and executive officers as a group. As of such date, there were 47,742,758 shares of Class A common stock outstanding and 86,603,483 shares of Class B common stock outstanding. Unless otherwise indicated, each of the stockholders in the table has sole voting and investment power with respect to the shares beneficially owned.

                                                     Class B         Total
                                    Class A           Common      Common Stock
                                  Common Stock        Stock           (%)
                                  ------------      ----------    ------------
Adelphia Communications
 Corporation (a).................  19,700,117(b)(c) 85,766,040(b)     78.5%

John J. Rigas (a)................     649,500               --         0.5%

James P. Rigas (a)...............     642,500               --         0.5%

Michael J. Rigas (a).............     602,500               --         0.4%

Timothy J. Rigas (a).............     592,500               --         0.4%

Peter L. Venetis (d).............     517,500               --         0.4%

Pete J. Metros...................       4,000               --          --

James L. Gray....................      10,000               --          --

Edward Mancini...................      25,000               --          --

All executive officers and
 directors as a group (eight
 persons) (a)....................  20,773,617(e)    85,766,040(e)     79.3%

--------
(a) The business address of Adelphia Communications Corporation is One North Main Street, Coudersport, PA 16915. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of common stock owned by Adelphia, subject to the discretion of the Board of Directors of
      Adelphia: John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas. Share amounts shown for John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas each include 492,500 of the same Class A Common Stock shares held by Rigas family partnerships in which each of them is a general partner, and 100,000 shares of Class A Common Stock represented by a restricted stock award that begins to vest in 2002.
(b) Each share of Class B Common Stock is convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.
(c) The information presented reflects only shares of Class A Common Stock held directly by Adelphia Communications and does not include (i) shares of Class A Common Stock into which Class B Common Stock may be converted or (ii) 708,121 shares of Class A Common Stock issuable under warrants held by Adelphia. Assuming the conversion of all Class B Common Stock held by Adelphia into Class A Common Stock and the exercise of all such warrants, Adelphia would beneficially own 79.1% of the Class A Common Stock as of such date.
(d) The information presented includes 25,000 shares owned directly by Mr. Venetis and 492,500 shares deemed to be beneficially owned through Rigas family partnerships by Ellen Rigas Venetis, the wife of Mr. Venetis and the daughter of John J. Rigas.
(e) The information presented includes 19,700,117 shares of Class A Common Stock and 85,766,040 shares of Class B Common Stock held by Adelphia Communications, for which the following executive officers and directors of the Company share or may be deemed to share voting and dispositive power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas. The information presented excludes 708,121 shares of Class A Common Stock issuable under warrants held by Adelphia.

   ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION

   A COPY OF THE ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED FREE OF CHARGE, UPON WRITTEN REQUEST, TO STOCKHOLDERS WHO HAVE NOT PREVIOUSLY RECEIVED A COPY FROM THE COMPANY. WRITTEN REQUESTS MAY BE DIRECTED TO THE SECRETARY, ADELPHIA BUSINESS SOLUTIONS, INC., ONE NORTH MAIN STREET, COUDERSPORT, PENNSYLVANIA 16915.

        ANNUAL REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee of Adelphia Business Solutions hereby reports as follows with respect to the fiscal year ended December 31, 2000. Mr. Mancini did not become a member of the Audit Committee until April 1, 2001, and did not participate as a committee member with respect to the fiscal year ended December 31, 2000:

  1. The Audit Committee has reviewed and discussed the audited financial statements with Adelphia Business Solutions management.

  2. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent accountants, the matters required to be discussed by SAS 61.

  3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche, required by Independence Standards Board Standard No. 1, has discussed with Deloitte & Touche LLP their independence, and considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP's independence.

  4. Based on the review and discussion referred to in paragraphs (1) through
     (3) above, the Audit Committee recommended to the Board of Directors of Adelphia Business Solutions, and the Board has approved, that the audited financial statements to be included in Adelphia Business Solutions' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Timothy J. Rigas (committee member prior to June 13, 2001)
James L. Gray
Pete J. Metros
Edward S. Mancini (committee member as of April 1, 2001)

   Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the foregoing report shall not be deemed to be incorporated by reference into any such filing.

Audit and Non-Audit Fees

   Audit Fees. The aggregate fees billed by Deloitte & Touche LLP ("Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the review of the financial statements included in Quarterly Reports on Form 10-Q for that fiscal year were $325,000.

   Financial Information Systems Design and Implementation Fees. There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

   All Other Fees. The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $89,000.

                                 OTHER MATTERS

   The Company knows of no other matters to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

   The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

   The Company's certified public accountants during the year ended December 31, 2000 were, and for fiscal 2001 will be, Deloitte & Touche LLP. Such accountants are not expected to attend the Annual Meeting.

Stockholder Proposals

   Proposals of stockholders submitted for consideration at the 2002 Annual Meeting must be received by the Company no later than March 7, 2002, in order to be considered for inclusion in the Company's proxy materials for that meeting. Such proposals must also comply with the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the 2002 Annual Meeting proxy materials. Stockholders who wish to make a proposal at the 2002 Annual Meeting other than by inclusion in the Company's proxy materials must notify the Company of the matter no later than May 21, 2002. Notwithstanding the fact that the Company may at its discretion exclude any untimely proposal, if a stockholder presents a proposal after May 21, 2002, and that proposal is accepted by the Company, then the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if the proposal is otherwise properly brought before the meeting.

                                   APPENDIX A

                               TABLE OF CONTENTS

Selected Financial Data..................................................   A-2
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   A-4
Quantitative and Qualitative Disclosure About Market Risk................  A-14
Financial Statements and Supplementary Data..............................  A-14
Independent Auditors' Report.............................................  A-15
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated Balance
 Sheets..................................................................  A-16
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated
 Statements of Operations................................................  A-17
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated
 Statements of Common Stock and Other Stockholders' Equity (Deficiency)..  A-18
Adelphia Business Solutions, Inc. and Subsidiaries Consolidated
 Statements of Cash Flows................................................  A-20
Adelphia Business Solutions, Inc. and Subsidiaries Notes to Consolidated
 Financial Statements....................................................  A-21
Market for the Company's Common Equity and Related Stockholder Matters...  A-43

                            SELECTED FINANCIAL DATA

   The following selected consolidated financial data as of and for the nine months ended December 31, 1998 and as of and for the years ended December 31, 1999 and 2000 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. This data should be read in conjunction with the consolidated financial statements and related notes thereto for the nine months ended December 31, 1998, the years ended December 31, 1999 and 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement. The balance sheet data as of March 31, 1997 and 1998 and December 31, 1998 and the statement of operations data and the other Company data with respect to the years ended March 31, 1997 and 1998 have been derived from audited consolidated financial statements of the Company not included herein.

                                              Nine Months
                             Year Ended          Ended         Year Ended
                             March 31,        December 31,    December 31,
                         -------------------  ------------ --------------------
                           1997      1998         1998       1999       2000
                         --------  ---------  ------------ ---------  ---------
                          (Dollars in thousands, except per share amounts)
Statement of Operations
 Data (a):
 Revenues............... $  5,088  $  13,510   $  34,776   $ 154,575  $ 351,974
 Operating expense:
  Network operations....    3,432      7,804      18,709      58,525    183,314
  Selling, general and
   administrative.......    6,780     14,314      35,341     142,615    277,198
  Restructuring
   charges..............       --         --          --          --      5,420
  Depreciation and
   amortization.........    3,945     11,477      26,671      65,244    114,614
                         --------  ---------   ---------   ---------  ---------
  Operating loss........   (9,069)   (20,085)    (45,945)   (111,809)  (228,572)
  Gain on sale of
   investment...........    8,405         --          --          --         --
  Interest income.......    5,976     13,304      10,233      19,933      3,900
  Interest income--
   affiliate............       --         --       8,395       8,483      6,282
  Interest expense......  (28,377)   (49,334)    (38,638)    (74,314)   (88,576)
  Other income..........       --         --       1,113          --         --
  Equity in net loss of
   joint ventures.......   (7,223)   (12,967)     (9,580)     (7,758)    (2,858)
  Extraordinary gain on
   repurchase of debt...       --         --         237          --         --
                         --------  ---------   ---------   ---------  ---------
  Net loss..............  (30,547)   (69,082)    (74,185)   (165,466)  (309,824)
  Dividend requirements
   applicable to
   preferred stock......       --    (12,409)    (21,117)    (31,618)   (35,665)
                         --------  ---------   ---------   ---------  ---------
  Net loss applicable to
   common stockholders.. $(30,547) $ (81,491)  $ (95,302)  $(197,084) $(345,489)
                         ========  =========   =========   =========  =========
  Basic and diluted net
   loss per weighted
   average share of
   common stock......... $  (0.89) $   (2.33)  $   (1.80)  $   (3.47) $   (4.93)
  Common stock
   dividends............       --         --          --          --         --
Other Company Data (a):
  EBITDA (b)............ $ (5,124) $  (8,608)  $ (19,274)  $ (46,565) $(108,538)
  Capital expenditures
   and company
   investments (c)......   79,396    132,889     215,770     477,702    723,185
  Cash (used in)
   provided by operating
   activities...........   (4,823)    (6,333)     35,795      17,485   (144,330)
  Cash used in investing
   activities...........  (72,818)  (266,604)   (245,063)   (556,194)  (736,917)
  Cash provided by
   financing
   activities...........  137,455    443,873     221,088     298,272    882,657

                            As of March 31,           As of December 31,
                           -------------------  ------------------------------
                             1997      1998       1998      1999       2000
                           --------  ---------  -------- ---------- ----------
Balance Sheet Data (a):
  Cash and cash
   equivalents............ $ 59,814  $ 230,750  $242,570 $    2,133 $    3,543
  Total assets............  174,601    639,992   836,342  1,563,703  1,889,466
  Long term debt and
   exchangeable redeemable
   Preferred stock........  215,675    735,980   722,783  1,106,026  1,687,523
  Common stock and other
   stockholders' equity
   (deficiency)...........  (50,254)  (118,991)   74,031    279,931    (17,270)

--------
(a) The data presented represents financial information for the Company and its consolidated subsidiaries. As of December 31, 2000, three of the Company's networks were owned by joint ventures in which it owned an interest of 50%, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles. During December 2000, the Company sold six markets to Adelphia. As a result, Statement of Operations and Other Company Data includes such networks while Balance Sheet Data excludes such networks as of December 31, 2000.
(b) Earnings before interest expense, income taxes, depreciation and amortization, restructuring charges, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) For the fiscal years ended March 31, 1997 and 1998, the nine months ended December 31, 1998, and the years ended December 31, 1999 and 2000, the Company's capital expenditures (including capital expenditures relating to its wholly-owned operating companies) were $24.6, $68.6, $146.8, $453.2, and $712.8 million, respectively, and the Company's investments in its less than wholly-owned operating companies were $34.8, $64.3, $69.0, $24.5 and $10.4 million, respectively, for the same periods. In addition, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information, statements or schedules included in this proxy statement, including Management's Discussion and Analysis of Financial Condition and Results of Operations, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These "forward-looking statements" can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, uncertainties relating to our ability to successfully market our services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber optic networks, install cable and facilities (including switching electronics) and obtain rights of way, access rights to buildings and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as uncertainties relating to general business and economic conditions, acquisitions and divestitures, the cost of availability of capital, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, risks associated with reliance on the performance and financial condition of vendors and customers, dependence on the Company's customers and their spending patterns, the ability of the Company to execute on its business plan and to design and construct fiber optic networks and related facilities, technological developments and changes in the competitive environment in which the Company operates. Persons reading this proxy statement are cautioned that forward-looking statements herein are only predictions, that no assurance can be given that the future results will be achieved, and that actual events or results may differ materially as a result of the risks and uncertainties facing the Company. Unless otherwise stated, the information contained in this proxy statement is as of and for the twelve months ended December 31, 2000. Additional information regarding factors that may affect the business and financial results of Adelphia Business Solutions can be found in the Company's filings with the Securities and Exchange Commission, including the prospectus and most recent prospectus supplement under Registration Statement No. 333-11142 (formerly No. 333-88927), under the caption "Risk Factors."

   The "Company" or "Adelphia Business Solutions" means Adelphia Business Solutions, Inc. together with its majority-owned subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references herein to the networks mean (i) the 22 telecommunications networks in operation or under construction as of May 8, 1998, the date of the Company's initial public offering (the "Original Markets"), which are owned by wholly-and majority-owned subsidiaries or by two joint venture partnerships or limited liability companies managed by the Company and in which the Company holds a 50% equity interest with one or more other partners, and are broken into two subcategories, the 14 markets which began operations in 1996 or previously (the "Class of 1996") and the eight markets which began operations in 1997 or 1998 (the "Class of 1997/98") and (ii) the additional networks operational or under development subsequent to May 8, 1998 (the "New Markets") which are broken into two subcategories, those which began operations in 1999 (the "Class of 1999") and those which began operations in 2000 (the "Class of 2000"). During December 2000, the Company sold to a subsidiary of Adelphia certain network and telecommunications assets. The assets sold related to six markets in Virginia, Colorado, California and Ohio which the Company has decided not to pursue as part of the revised business plan. Network or market information presented in this proxy statement includes these six markets.

   Adelphia Business Solutions is a leading provider of facilities-based integrated communications services to customers that include businesses, governmental and educational end users and other communications services providers primarily throughout the eastern United States. As of December 31, 2000, the Company offered a full range of communications services in 75 markets and expects by the end of the year 2001 to be offering services in approximately 80 markets, including substantially all of the top 40 metropolitan statistical areas in the United States. To serve the Company's customers' broad and expanding communications needs, the Company has assembled a diverse collection of high-bandwidth, local and national network assets. The Company intends to integrate these assets with advanced communications technologies and services in order to provide comprehensive end-to-end communications services over its networks. The Company provides customers with communications services such as local switch dial tone (also known as local phone service), long distance service, high-speed data transmission and Internet connectivity. The Company's customers have a choice of receiving these services separately or as bundled packages which are typically priced at a discount when compared to the price of the separate services.

   In order to take advantage of the improved economic returns and better customer service from providing services "on-net," or over the Company's own network, the Company is in the process of further expanding the reach of its network system. The Company's Original Markets are principally located in the eastern half of the United States. Due to the Company's success in operating and expanding the Original Markets, the Company intends to serve approximately 80 total markets by the end of the year 2001, leveraging the Company's existing and planned switching platforms and inter-city fiber networks. The Company believes that the full buildout of this footprint will position it to address approximately 53% of the 60 million business access lines nationwide, which currently represent approximately $70 billion in annual revenues. This network system expansion includes the purchase, lease or construction of local fiber optic network facilities and the interconnection of all of the Company's existing and new markets with its own fiber optic facilities. The Company will also implement various technologies including dense wave division multiplexing, or DWDM, to provide greater bandwidth capacity on its local and long-haul network system. Once fully installed, the long-haul fiber optic backbone in the eastern half of the United States, combined with the Company's local fiber will support the Company's full line of communication service offerings.

   Financing Transactions. During June 2000, Adelphia exercised a warrant to purchase 913,380 shares of Class A Common Stock of the Company at a price of $6.15 per share. Adelphia purchased the warrant in May 1998 from WorldCom in connection with the Company's IPO. The total proceeds to the Company were $5.6 million.

   The Company and certain of Adelphia's other subsidiaries and affiliates are party to a joint bank credit facility. As part of this facility, the Company and its subsidiaries have the ability to borrow up to an aggregate of $500.0 million, which would be guaranteed by other members of the borrowing group, subject to compliance by the entire borrowing group with certain covenants and financial tests. As of December 31, 2000, a subsidiary of the Company had borrowed $500.0 million under this new credit facility. In addition, the Company has agreed to pay a subsidiary of Adelphia approximately $15.0 million as a fee for placing the credit facility. The interest rate at which the Company has borrowed these funds is 12 1/2%, a portion of which is payable to a subsidiary of Adelphia. For the year ended December 31, 2000, the Company recorded $7.0 million in interest expense relating to the portion of interest due to the subsidiary of Adelphia.

   During March 2001, the Company issued and sold 25,222 shares of Class A common stock to the public in a rights offering at a price of $7.28 per share. Simultaneously, the Company issued and sold 11,820,070 and 51,459,624 shares of Class A and Class B common stock, respectively in the rights offering to Adelphia at a price of $7.28 per share. Total proceeds to the Company were $460.9 million.

   Acquisition of Partner Interests. During July 2000, the Company consummated a purchase agreement with Allegheny Communications Connect, Inc. ("Allegheny") to acquire its interest in a jointly owned network located in State College, PA. Consideration paid to Allegheny was 330,000 shares of the Company's Class A common stock. This purchase increased the Company's ownership in this network to 100%. The acquisition was accounted for under the purchase method of accounting. Accordingly, the financial results of the acquired network have been included in the consolidated results of the Company effective from the date acquired.

   Sale of Operating Networks. During December 2000, the Company sold to a subsidiary of Adelphia certain network and telecommunications assets. The assets sold related to six markets in Virginia, Colorado, California and Ohio which the Company has decided not to pursue as part of the revised business plan. The aggregate purchase price for these transactions was approximately $87.5 million plus the assumption of certain liabilities. The results of operations discussed in Management's Discussion and Analysis of Financial Conditions and Results of Operations include these six markets.

Results of Operations

Twelve months Ended December 31, 2000 in Comparison with twelve months Ended December 31, 1999

   Revenues. The primary sources of revenues, reflected as a percentage of total revenue, were as follows:

                                                                 Twelve Months
                                                                     Ended
                                                                 December 31,
                                                                 --------------
                                                                  1999    2000
                                                                 ------  ------
   Local Services...............................................   69.2%   69.2%
   Dedicated Access.............................................   21.1%    9.7%
   Management Fees..............................................    3.2%    2.2%
   Enhanced Services............................................    3.1%    8.9%
   Long Distance................................................    1.1%    2.4%
   Other........................................................    2.3%    7.6%

   Revenues increased 128% to $352.0 million for the twelve months ended December 31, 2000, from $154.6 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
   The increase is attributable to the following
   Growth in Class of 1996 Markets...............................    $105,498
   Growth in Class of 1997/98 Markets............................      10,164
   Acquisition of Local Partner Interests........................      20,416
   Growth in Class of 1999 Markets...............................      56,580
   Class of 2000 Markets.........................................       2,093
   Management fees...............................................       2,648

   Network Operations. Network operations expense increased 213% to $183.3 million for the twelve months ended December 31, 2000, from $58.5 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
   The increase is attributable to the following
   Growth in Original Markets....................................    $40,938
   Acquisition of local partner interests........................      8,299
   Expansion Markets.............................................     72,343
   Network Control Center........................................      3,209

   The increased number and size of the operations of the networks resulted in increased employee related costs, equipment maintenance costs and expansion costs.

   Selling, general and administrative expense. Selling, general and administrative expense increased 94% to $277.2 million for the twelve months ended December 31, 2000, from $142.6 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
   The increase is attributable to the following
   Growth in Original Markets....................................    $35,303
   Acquisition of local partner interests........................      9,184
   Expansion Markets.............................................     49,171
   Sales and marketing activities................................      2,616
   Corporate overhead charges....................................     38,309

   Restructuring Charges. Restructuring charges were $5.4 million for the twelve months ended December 31, 2000 primarily as a result of the Company's revised network expansion plan.

   Depreciation. Depreciation and amortization expense increased 76% to $114.6 million during the twelve months ended December 31, 2000, from $65.2 million in the prior twelve-month period primarily as a result of increased depreciation resulting from the higher depreciable asset base at the NOCC and the networks, amortization of deferred financing costs and the acquisition of local partner interests.

   Interest Income. Interest income decreased to $3.9 million during the twelve months ended December 31, 2000 from $19.9 million in the prior twelve-month period as a result of the payment of interest due to the Company from Telergy received in 1999 as well as decreases in interest income resulting from lower amounts of cash and cash equivalents and U.S. Government securities.

   Interest Income--Affiliate. Interest income--affiliate decreased 26% to $6.3 million during the twelve months ended December 31, 2000 from $8.5 million in the prior twelve-month period as a result of lower demand advances made to Adelphia.

   Interest Expense. Interest expense increased 10% to $81.6 million for the twelve months ended December 31, 2000, from $74.3 million in the prior twelve-month period as a result of the draws on the credit facility.

   Interest Expense--Affiliate. Interest expense--affiliate was $7.0 million as a result of draws on the credit facility discussed previously and incremental payments of interest to Adelphia in connection with these draws.

   Equity in Net Loss of Joint Ventures. Equity in net loss of joint ventures decreased by 63% to $2.9 million for the twelve months ended December 31, 2000, from $7.8 million in the prior twelve-month period as a result of the consolidation of several joint ventures resulting from the purchase of the local partners' interests, and the maturing of the remaining joint venture networks. The decreased net losses of the joint ventures were primarily the result of increased revenues only partially being offset by startup and other costs and expenses associated with design, construction, operation and management of the networks.

   The number of non-consolidated joint venture networks paying management fees to the Company decreased from four at December 31, 1999 to three at December 31, 2000. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $7.6 million for the twelve months ended December 31, 2000, an increase of approximately $2.6 million over the prior twelve-month period. The non-consolidated networks' net losses, including networks under construction, for the twelve months ended December 31, 1999 and 2000, aggregated approximately $15.2 million and $6.2 million, respectively.

   Preferred Stock Dividends. Preferred stock dividends increased 13% to $35.7 million during the twelve months ended December 31, 2000 from $31.6 million during the prior twelve-month period. The increase was due to a higher outstanding preferred stock base resulting from the payment of dividends in additional shares of preferred stock.

Twelve months Ended December 31, 1999 in Comparison with twelve months Ended December 31, 1998

   Revenues. The primary sources of revenues, reflected as a percentage of total revenue, were as follows.

                                                                 Twelve Months
                                                                     Ended
                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Local Services...............................................   53.0%   69.2%
   Dedicated Access.............................................   37.5%   21.1%
   Management Fees..............................................    9.3%    3.2%
   Enhanced Services............................................     --     3.1%
   Long Distance................................................    0.1%    1.1%
   Other........................................................    0.1%    2.3%

   Revenues increased 290% to $154.6 million for the twelve months ended December 31, 1999, from $39.6 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
   The increase is attributable to the following
   Growth in Original Markets....................................    $75,978
   Acquisition of local partner interests........................     27,955
   Expansion Markets.............................................      9,798
   Management fees...............................................      1,247

   Network Operations Expense. Network operations expense increased 175% to $58.5 million for the twelve months ended December 31, 1999 from $21.3 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
   The increase is attributable to the following
   Growth in Original Markets....................................    $17,270
   Acquisition of local partner interests........................      8,381
   Expansion Markets.............................................     10,888
   Network Control Center........................................        701

   The increased number and size of the operations of the networks resulted in increased employee related costs, equipment maintenance costs and expansion costs.

   Selling, General and Administrative. Selling, general and administrative expense increased 251% to $142.6 million for the twelve months ended December 31, 1999 from $40.6 million in the prior twelve-month period.

                                                                     Amounts
                                                                  (in thousands)
                                                                  --------------
   The increase is attributable to the following
   Growth in Original Markets....................................    $28,406
   Acquisition of local partner interests........................     12,242
   Expansion Markets.............................................     42,609
   Sales and marketing activities................................      6,865
   Corporate overhead charges....................................     11,830

   Depreciation and Amortization. Depreciation and amortization expense increased 110% to $65.2 million during the twelve months ended December 31, 1999 from $31.1 million in the prior twelve-month period primarily as a result of increased depreciation resulting from the higher depreciable asset base at the NOCC and the networks, amortization of deferred financing costs and the acquisition of local partner interest.

   Interest Income. Interest income for the twelve months ended December 31, 1999 increased 28% to $19.9 million from $15.6 million in the prior twelve-month period as a result of the payment of interest due the company from Telergy as discussed previously, offset by decreases in interest income resulting from lower amounts of cash and cash equivalents and U.S. government securities.

   Interest Income--Affiliate. Interest income--affiliate remained relatively unchanged at $8.5 million for the twelve months ended December 31, 2000 as compared to $8.4 million in the prior twelve-month period.

   Interest Expense. Interest expense increased 43% to $74.3 million during the twelve months ended December 31, 1999 from $52.0 million in the prior twelve-month period as a result of the issuance of the 12% Senior Subordinated Notes due 2007, partially offset by an increase in the amount of interest capitalized on projects under construction in 1998.

   Equity in Net Loss of Joint Venture. Equity in net loss of joint ventures decreased by 41% to $7.8 million during the twelve months ended December 31, 1999 from $13.3 million in the prior twelve-month period as a result of the consolidation of several joint ventures resulting from the purchase of the local partners' interests, and the maturing of the remaining joint venture networks. The decreased net losses of the joint ventures were primarily the result of increased revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks.

   The number of non-consolidated networks paying management fees to the Company decreased from eight at December 31, 1998 to four at December 31, 1999. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $4.9 million for the twelve months ended December 31, 1999, an increase of approximately $1.2 million over the prior twelve-month period. The non-consolidated networks' net losses, including networks under construction, for the twelve months ended December 31, 1998 and 1999 aggregated approximately $28.4 million and $15.2 million, respectively.

   Preferred Stock Dividends. Preferred stock dividends increased by 14% to $31.6 million during the twelve months ended December 31, 1999 from $27.7 million during the prior twelve-month period. The increase is due to a higher outstanding preferred stock base resulting from the payment of dividends in additional shares of preferred stock.

Supplementary Network Financial Analysis

   At December 31, 2000, 54 of the 75 operational markets had been in operation for two years or less, while the remaining 21 markets have been in operation for more than two years. In order to provide an additional measure of the financial position, growth and performance of the Company and its networks, management analyzes the aggregates operational markets based on the year or years in which the markets became operational. The Original Markets, including nonconsolidated joint ventures, are broken down into two categories, those which began operations in 1996 or before and those which began operations in 1997 or 1998. The Expansion Markets are also broken down into two categories, those which began operations in 1999 and those which began operations in 2000. The following table provides information relating to the aggregation of those markets. This financial information, however, is not indicative of the Company's overall historical financial position or results of operations.

                       Adelphia Business Solutions, Inc.

          Unaudited Combined Results of Original and Expansion Markets

                  Before allocation of Corporate Overhead (a)

                             Quarter Ended December 31, 2000                        Quarter Ended September 30, 2000
                     ------------------------------------------------------- ----------------------------------------------------
                     Original Markets      Expansion Markets                 Original Markets    Expansion Markets
                     -------------------   -------------------      Total    ------------------  -------------------     Total
                     Class of   Class of   Class of   Class of    Operating  Class of  Class of  Class of   Class of   Operating
                       1996     1997/98      1999       2000     Results (a)   1996    1997/98     1999       2000    Results (a)
                     --------   --------   --------   --------   ----------- --------  --------  --------   --------  -----------
                                                         (dollars in thousands)
Revenue............. $81,936    $14,825    $ 22,275   $ 2,005     $121,041   $78,168   $14,061   $ 18,829   $   105    $111,163
Direct Operating
 Expenses...........  22,440      6,365      26,060     2,370       57,235    20,933     6,575     23,986       879      52,373
                     -------    -------    --------   -------     --------   -------   -------   --------   -------    --------
Gross Margin........  59,496      8,460      (3,785)     (365)      63,806    57,235     7,486     (5,157)     (774)     58,790
Gross Margin
 Percentage.........    72.6%      57.1%      (17.0)%   (18.2)%       52.7%     73.2%     53.2%     (27.4)%      NM        52.9%
Sales, General and
 Administrative
 Expenses...........  27,970      5,644      22,781     6,031       62,426    30,171     5,296     21,689     3,519      60,675
                     -------    -------    --------   -------     --------   -------   -------   --------   -------    --------
EBITDA before
 allocation of
 Corporate Overhead
 (b)................ $31,526    $ 2,816    $(26,566)  $(6,396)    $  1,380   $27,064   $ 2,190   $(26,846)  $(4,293)   $( 1,885)
                     -------    -------    --------   -------     --------   -------   -------   --------   -------    --------
EBITDA as a
 Percentage of
 Revenues...........    38.5%      19.0%     (119.3)%      NM          1.1%     34.6%     15.6%    (142.6)%      NM        (1.7)%
                        December 2000 Quarter vs. September 2000
                          Quarter Percentage Change Comparison
                     -------------------------------------------------------
                     Original Markets      Expansion Markets
                     -------------------   -------------------      Total
                     Class of   Class of   Class of   Class of    Operating
                       1996     1997/98      1999       2000     Results (a)
                     --------   --------   --------   --------   -----------
Percent Change
 Comparison
Revenues............     4.8%       5.4%       18.3%       NM          8.9%
Direct Operating
 Expenses...........     7.2%      (3.2)%       8.6%       NM          9.3%
                     -------    -------    --------   -------     --------
Gross Margin........     4.0%      13.0%      (26.6)%      NM          8.5%
Sales, General and
 Administrative
 Expenses...........    (7.5)%      6.6%        5.0%       NM          2.9%
                     -------    -------    --------   -------     --------
EDITDA before
 allocation of
 Corporate Overhead
 (b)................    16.5%      28.6%        1.0%       NM           NM
                     -------    -------    --------   -------     --------

-------
(a) The above table summarizes operating results before the allocation of corporate overhead for Adelphia Business Solutions' Original and Expansion Markets, grouped by the year or years in which operations commenced. Operating Results are presented before an allocation of Corporate Overhead for network operating control center, engineering and other administrative support functions totaling $23.7 million in the December 2000 quarter and $17.1 million in the September 2000 quarter and before a bad debt provision for previously recorded revenues of $15.0 million in the December 2000 quarter. The Original Markets include fourteen markets in the Class of 1996 and eight markets in the Class of 1997/1998. The Expansion Markets include thirty markets in the Class of 1999 and twenty-nine markets in the Class of 2000.

(b) Earnings before interest, income taxes, depreciation and amortization, restructuring charges, other income/expense and non-cash stock compensation ("EBITDA") and similar measures of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity as defined by GAAP, and while EBITDA may not be comparable to other similarly titled measure of other companies, management of Adelphia Business Solutions believes that EBITDA is a meaningful measure of performance.

                       Adelphia Business Solutions, Inc.

                  Before allocation of Corporate Overhead (a)

                              Quarter Ended December 31, 2000                        Quarter Ended December 31, 1999
                      -----------------------------------------------------  --------------------------------------------------
                      Original Markets    Expansion Markets                  Original Markets   Expansion Markets
                      ------------------  -------------------      Total     ------------------ -------------------    Total
                      Class of  Class of  Class of   Class of    Operating   Class of  Class of Class of   Class of  Operating
                        1996    1997/98     1999       2000     Results (a)    1996    1997/98    1999       2000   Results (a)
                      --------  --------  --------   --------   -----------  --------  -------- --------   -------- -----------
                                                          (dollars in thousands)
Revenue.............  $81,936   $14,825   $ 22,275   $ 2,005     $121,041    $52,740    $8,121  $  6,462    $  --     $67,053
Direct Operating
 Expenses...........   22,440     6,365     26,060     2,370       57,235     11,221     4,009     7,743       --      23,073
                      -------   -------   --------   -------     --------    -------    ------  --------    -----     -------
Gross Margin........   59,496     8,460     (3,785)     (365)      63,806     41,249     4,112    (1,381)      --      43,980
Gross Margin
 Percentage.........     72.6%     57.1%     (17.0%)   (18.2%)       52.7%      78.6%     50.6%    (21.4%)     --        65.6%
Sales, General and
 Administrative
 Expenses...........   27,970     5,644     22,781     6,031       62,426     22,911     3,264    14,508      420      41,103
                      -------   -------   --------   -------     --------    -------    ------  --------    -----     -------
EBITDA before
 allocation of
 Corporate Overhead
 (b)................  $31,526   $ 2,816   $(26,566)  $(6,396)    $  1,380    $18,338    $  848  $(15,890)   $(420)    $ 2,877
                      -------   -------   --------   -------     --------    -------    ------  --------    -----     -------
EBITDA Percentage of
 Revenues...........     38.5%     19.0%    (119.3%)      NM          1.1%      34.9%     10.4%   (245.9%)     --         4.3%

                      December 2000 Quarter vs. December 1999 Quarter
                               Percentage Change Comparison
                      -----------------------------------------------------
                      Original Markets    Expansion Markets
                      ------------------  -------------------      Total
                      Class of  Class of  Class of   Class of    Operating
                        1996    1997/98     1999       2000     Results (a)
                      --------  --------  --------   --------   -----------
Percent Change
 Comparison
Revenues............     56.2%     82.6%     244.7%       NM         80.5%
Direct Operating
 Expenses...........    100.0%     58.8%     232.2%       NM        148.1%
                      -------   -------   --------   -------     --------
Gross Margin........     44.2%    105.7%        NM        NM         45.1%
Sales, General and
 Administrative
 Expenses...........     22.1%     72.9%      57.0%       NM         51.9%
                      -------   -------   --------   -------     --------
EDITDA before
 allocation of
 Corporate Overhead
 (b)................     71.9%    232.1%        NM        NM        (52.0%)
                      -------   -------   --------   -------     --------

-------
(a) The table above summarizes operating results before the allocation of corporate overhead for Adelphia Business Solutions' Original and Expansion Markets, grouped by the year or years in which operations commenced. Operating Results are presented before an allocation of Corporate Overhead for network operating control center, engineering and other administrative support functions totaling $23.7 million in the December 2000 quarter and $14.4 million in the December 1999 quarter and before a bad debt provision for previously recorded revenues of $15.0 million in the December 2000 quarter. The Original Markets include fourteen markets in the Class of 1996 and eight markets in the Class of 1997/98. The Expansion Markets include thirty markets in the Class of 1999 and twenty-nine markets in the Class of 2000.
(b) Earnings before interest, income taxes, depreciation and amortization, restructuring charges, other income/expense and non-cash stock compensation ("EBITDA") and similar measures of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity as defined by GAAP, and while EBITDA may not be comparable to other similarly titled measure of other companies, management of Adelphia Business Solutions believes that EBITDA is a meaningful measure of performance.

Liquidity and Capital Resources

   The development of the Company's business and the installation and expansion of the networks, as well as the development of the markets, combined with the construction and expansion of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $453.2 million and $712.8 million for the years ended December 31, 1999 and 2000, respectively. Further, investments made by the Company in nonconsolidated networks and in LMDS licenses were $24.5 million and $88.0 million for the years ended December 31, 1999 and 2000, respectively. The significant increase in capital expenditures for the year ended December 31, 2000 is largely attributable to capital expenditures necessary to develop the Original Markets and the Expansion Markets, as well as the fiber purchases to interconnect the networks. The Company expects that it will continue to incur substantial capital expenditures in this development effort. The Company also expects to continue to fund operating losses as the Company develops and grows its business. For information regarding recent transactions affecting the Company's liquidity and capital resources, see "Financing Transactions" and "Acquisitions of Partners Interests" above.

   The Company has experienced negative operating and investing cash flow since its inception. A combination of operating losses, substantial capital investments required to build the Company's networks and its state-of-the-art NOCC, and incremental investments in the joint ventures has resulted in substantial negative cash flow.

   Expansion of the Company's Original Markets and services and the development of Expansion Markets and additional networks and services requires significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and Original Markets, (iii) the design, construction and development of Expansion Markets and (iv) the acquisition of additional ownership interests in the Original Markets. The Company has made substantial capital investments and investments in joint ventures in connection with the installation of 5ESS switches or remote switching modules in all of its Original Markets and has installed regional super switches in certain key Expansion Markets when such Expansion Markets were operational. To date, the Company has installed switches in all of its Original Markets and plans to provide such services in all of its Expansion Markets on a standard switching platform based on Lucent 5 switch technology. The Company also plans to purchase its partners' interest in the joint ventures when it can do so at attractive economic terms. The Company estimates that, in addition to the cash and cash equivalents on hand and the restricted cash as of December 31, 2000, a total of approximately $500 million will be required to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the joint ventures during calendar 2001. The Company currently expects calendar 2001 revenues to be in the range of $500 million, with first quarter 2001 revenue at approximately the same level as December 2000 quarterly revenue. These expectations include the Company's estimate of the effect of the revised business plan, the sale of the six markets to Adelphia and the general economic downturn affecting the United State economy and its effect on the Company's customers and vendors.

   In addition, there can be no assurance (i) that the Company's future cash requirements will not vary significantly from those presently planned due to a variety of factors including acquisition of additional networks, continued acquisition of increased ownership in its networks, material variances from expected capital expenditure requirements for Original Markets and Expansion Markets and development of the LMDS spectrum, or (ii) that anticipated financings, Local Partner investments and other sources of capital will become available to the Company on economically attractive terms or at all. In addition, it is possible that expansion of the Company's networks may include the geographic expansion of the Company's existing clusters and the development or acquisition of other new markets not currently planned.

   The Company will need additional funds to fully fund its business plan. The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and joint venture levels, internally generated funds, equity invested by Local Partners in joint ventures and additional debt or equity financings, as appropriate, and expects to fund any potential additional purchase of partnership interests of Local Partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. The Company's ability to generate cash to meet its future needs will depend generally on its results of operations and the continued availability of external financing.

   During March 2001, the Company issued and sold 25,322 shares of Class A common stock, to the public in a rights offering at a price of $7.28 per share. Simultaneously, the Company issued and sold 11,820,070 and 51,459,624 shares of Class A and Class B common stock, respectively in the rights offering to Adelphia at a price of $7.28 per share. Total proceeds to the Company were $460.9 million.

Recent Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" is effective for the Company as of January 1, 2001. SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value with changes in fair value reflected in the statement of operations.

   The Company has no freestanding derivative instruments. In conjunction with preparing for the implementation of this standard, the Company reviewed contracts from various functional areas of the Company to identify potential derivatives embedded in the selected contracts. No embedded derivatives were identified as a result of this review. The adoption of this statement or any transition adjustment will not have a significant effect on the Company's consolidated results of operations or financial position.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, which clarified the existing accounting rules for revenue recognition. SAB No. 101 was adopted by the Company in the fourth quarter of 2000. The Company's revenue recognition policy did not change with the adoption of SAB No. 101.

Impact of Inflation

   The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the joint ventures in the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

   The Company uses fixed rate debt to fund its working capital requirements, capital expenditures and acquisitions. These debt arrangements expose the Company to market risk related to changes in interest rates. The table below summarizes the fair values and contract terms of the Company's financial instruments subject to interest rate risk as of December 31, 2000.

                                    Expected Maturity
                         -------------------------------------------                          Fair
                          2001    2002     2003      2004     2005    Thereafter   Total     Value
                         ------  ------  --------  --------  -------  ---------- ---------- --------
Fixed Rate Debt and
 Redeemable Preferred
 Stock.................. $   --  $   --  $303,840  $250,000  $    --   $597,067  $1,150,907 $655,385
 Average Interest Rate..  12.54%  12.54%    12.44%    12.39%   12.44%     12.40%         --       --
Fixed Rate Non Public
 Debt................... $   --  $   --  $ 18,068  $ 38,409  $48,636   $394,887  $  500,000 $500,000
 Average Interest Rate..  12.50%  12.50%    12.50%    12.50%   12.50%     12.50%         --       --

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   The consolidated financial statements and related notes thereto and independent auditors' report follow.

                          INDEPENDENT AUDITORS' REPORT

Adelphia Business Solutions, Inc. and Subsidiaries

   We have audited the accompanying consolidated balance sheets of Adelphia Business Solutions, Inc. and Subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, of common stock and other stockholders' equity (deficiency) and of cash flows for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Adelphia Business Solutions, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 22, 2001

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                                            December 31,
                                                        ----------------------
                                                           1999        2000
                                                        ----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents............................ $    2,133  $    3,543
  Due from parent--net.................................    392,629          --
  Due from affiliate--net..............................      6,230          --
  Accounts receivable--net.............................     68,075      79,650
  Other current assets.................................      9,852      14,936
                                                        ----------  ----------
    Total current assets...............................    478,919      98,129
U.S. government securities--pledged....................     29,899          --
Restricted cash........................................         --      54,178
Investments............................................     44,066      48,409
Property, plant and equipment--net.....................    943,756   1,534,612
Other assets--net......................................     67,063     154,138
                                                        ----------  ----------
    Total.............................................. $1,563,703  $1,889,466
                                                        ==========  ==========
LIABILITIES, PREFERRED STOCK, COMMON STOCK AND OTHER
 STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable..................................... $  150,151  $  158,249
  Due to parent--net...................................         --       1,544
  Due to affiliates--net...............................         --       8,067
  Accrued interest.....................................     16,566      31,011
  Accrued interest--parent.............................         --       7,003
  Other current liabilities............................     11,029      13,339
                                                        ----------  ----------
    Total current liabilities..........................    177,746     219,213
13% Senior Discount Notes due 2003.....................    253,860     291,891
12 1/4% Senior Secured Notes due 2004..................    250,000     250,000
12% Senior Subordinated Notes due 2007.................    300,000     300,000
Note payable...........................................         --     500,000
Other debt.............................................     41,318      48,565
                                                        ----------  ----------
    Total liabilities..................................  1,022,924   1,609,669
12 7/8% Senior Exchangeable Redeemable Preferred
 Stock.................................................    260,848     297,067
Commitments and contingencies (Note 7)
Common stock and other stockholders' equity
 (deficiency)
  Class A common stock, $0.01 par value, 800,000,000
   shares authorized, 34,066,587 and 35,848,366 shares
   outstanding, respectively...........................        341         358
  Class B common stock, $0.01 par value, 400,000,000
   shares authorized, 35,371,459 and 35,143,859 shares
   outstanding, respectively...........................        354         351
  Additional paid in capital...........................    666,021     678,140
  Class B common stock warrants........................      2,177       1,022
  Unearned stock compensation..........................     (5,715)     (4,070)
  Accumulated deficit..................................   (383,247)   (693,071)
                                                        ----------  ----------
    Total common stock and other stockholders' equity
     (deficiency)......................................    279,931     (17,270)
                                                        ----------  ----------
    Total.............................................. $1,563,703  $1,889,466
                                                        ==========  ==========

                 See notes to consolidated financial statements

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)

                                              Nine Months
                                                 Ended         Year Ended
                                              December 31,    December 31,
                                              ------------ --------------------
                                                  1998       1999       2000
                                              ------------ ---------  ---------
Revenues....................................    $ 34,776   $ 154,575  $ 351,974
Operating expenses:
  Network operations........................      18,709      58,525    183,314
  Selling, general and administrative.......      35,341     142,615    277,198
  Restructuring charges.....................          --          --      5,420
  Depreciation and amortization.............      26,671      65,244    114,614
                                                --------   ---------  ---------
    Total...................................      80,721     266,384    580,546
                                                --------   ---------  ---------
Operating loss..............................     (45,945)   (111,809)  (228,572)
Other income (expense):
  Interest income...........................      10,233      19,933      3,900
  Interest income--affiliate................       8,395       8,483      6,282
  Interest expense..........................     (38,638)    (74,314)   (81,573)
  Interest expense--affiliate...............          --          --     (7,003)
  Other income..............................       1,113          --         --
                                                --------   ---------  ---------
Loss before income taxes, equity in net loss
 of joint ventures and extraordinary gain...     (64,842)   (157,707)  (306,966)
Income tax expense..........................          --          (1)        --
                                                --------   ---------  ---------
Loss before equity in net loss of joint
 ventures and extraordinary gain............     (64,842)   (157,708)  (306,966)
Equity in net loss of joint ventures........      (9,580)     (7,758)    (2,858)
                                                --------   ---------  ---------
Loss before extraordinary gain..............     (74,422)   (165,466)  (309,824)
Extraordinary gain on repurchase of debt....         237          --         --
                                                --------   ---------  ---------
Net loss....................................     (74,185)   (165,466)  (309,824)
Dividend requirements applicable to
 preferred stock............................     (21,117)    (31,618)   (35,665)
                                                --------   ---------  ---------
Net loss applicable to common stockholders..    $(95,302)  $(197,084) $(345,489)
                                                ========   =========  =========
Basic and diluted net loss per weighted
 average share of common stock before
 extraordinary gain.........................    $  (1.81)  $   (3.47) $   (4.93)
Basic and diluted extraordinary gain on
 repurchase of debt per weighted average
 share of common stock......................        0.01          --         --
                                                --------   ---------  ---------
Basic and diluted net loss per weighted
 average share of common stock..............    $  (1.80)  $   (3.47) $   (4.93)
                                                ========   =========  =========
Weighted average shares of common stock
 outstanding (in thousands).................      53,035      56,739     70,088
                                                ========   =========  =========

                 See notes to consolidated financial statements

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF COMMON STOCK
                  AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY)
                (Dollars in thousands, except per share amounts)

                          Class  Class             Class A   Class B
                            A      B    Additional  Common   Common                  Unearned
                          Common Common  Paid-in    Stock     Stock     Loans to      Stock     Accumulated
                          Stock  Stock   Capital   Warrant   Warrant  Shareholders Compensation   Deficit     Total
                          ------ ------ ---------- --------  -------  ------------ ------------ ----------- ---------
Balance, March 31,
 1998...................   $  4   $325   $    179  $ 13,000  $11,087    $(3,000)     $    --     $(140,586) $(118,991)
 Proceeds from issuance
  of Class A common
  stock.................    129     --    190,731        --       --         --           --            --    190,860
 Proceeds from issuance
  of Class A common
  stock to Adelphia.....     33     --     49,827        --       --         --           --            --     49,860
 Exercise of Class A
  common stock warrant..      7     --     12,993   (13,000)      --         --           --            --         --
 Conversion of note and
  payables to Adelphia
  to Class A common
  stock.................     36     --     44,222        --       --         --           --            --     44,258
 Exercise of Class B
  common stock
  warrants..............     --      8      6,596        --   (6,604)        --           --            --         --
 Conversion of Class B
  common stock to Class
  A common stock........     10    (10)        --        --       --         --           --            --         --
 Repayment of loan to
  shareholders..........     --     --         --        --       --      3,000           --            --      3,000
 Dividend requirements
  applicable to
  preferred stock.......     --     --    (18,168)       --       --         --           --        (2,949)   (21,117)
 Other..................     --     --       (353)       --       --         --           --           (61)      (414)
 Issuance of Class A
  common stock bonus....      5     --        755        --       --         --           --            --        760
 Net loss...............     --     --         --        --       --         --           --       (74,185)   (74,185)
                           ----   ----   --------  --------  -------    -------      -------     ---------  ---------
Balance, December 31,
 1998...................    224    323    286,782        --    4,483         --           --      (217,781)    74,031
 Proceeds from issuance
  of Class A common
  stock.................     88     --    252,766        --       --         --           --            --    252,854
 Proceeds from issuance
  of Class B common
  stock.................     --     52    149,948        --       --         --           --            --    150,000
 Exercise of Class B
  common stock
  warrants..............     --      3      2,303        --   (2,306)        --           --            --         --
 Conversion of Class B
  common stock to Class
  A common stock........     24    (24)        --        --       --         --           --            --         --
 Unearned stock
  compensation..........      4     --      6,396        --       --         --       (5,715)           --        685
 Dividend requirements
  applicable to
  preferred stock.......     --     --    (31,618)       --       --         --           --            --    (31,618)
 Other..................      1     --       (556)       --       --         --           --            --       (555)
 Net loss...............     --     --         --        --       --         --           --      (165,466)  (165,466)
                           ----   ----   --------  --------  -------    -------      -------     ---------  ---------
Balance, December 31,
 1999...................   $341   $354   $666,021  $     --  $ 2,177    $    --      $(5,715)    $(383,247) $ 279,931
                           ====   ====   ========  ========  =======    =======      =======     =========  =========

                See notes to consolidated financial statements.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF COMMON STOCK
            AND OTHER STOCKHOLDERS' EQUITY (DEFICIENCY) (continued)
                (Dollars in thousands, except per share amounts)

                          Class  Class             Class A Class B
                            A      B    Additional Common  Common                  Unearned
                          Common Common  Paid-in    Stock   Stock     Loans to      Stock     Accumulated
                          Stock  Stock   Capital   Warrant Warrant  Shareholders Compensation   Deficit     Total
                          ------ ------ ---------- ------- -------  ------------ ------------ ----------- ---------
Balance, December 31,
 1999...................   $341   $354   $666,021    $--   $ 2,177      $--        $(5,715)    $(383,247) $ 279,931
 Exercise of Class A
  common stock warrant..      9     --      5,612     --        --       --             --            --      5,621
 Exercise of Class B
  common stock warrant..     --      1      1,154     --    (1,155)      --             --            --         --
 Conversion of Class B
  common stock to Class
  A common stock........      4     (4)        --     --        --       --             --            --         --
 Vesting of stock
  compensation..........     --     --         --     --        --       --          1,645            --      1,645
 Issuance of Class A
  common stock bonus....      1     --        401     --        --       --             --            --        402
 Excess of sales price
  over carrying value of
  networks sold.........     --     --     34,255     --        --       --             --            --     34,255
 Issuance of Class A
  common stock for
  purchase of
  telecommunications
  network...............      3     --      6,928     --        --       --             --            --      6,931
 Dividend requirements
  applicable to
  preferred stock.......     --     --    (35,665)    --        --       --             --            --    (35,665)
 Other..................     --     --       (566)    --        --       --             --            --       (566)
 Net loss...............     --     --         --     --        --       --             --      (309,824)  (309,824)
                           ----   ----   --------    ---   -------      ---        -------     ---------  ---------
Balance, December 31,
 2000...................   $358   $351   $678,140    $--   $ 1,022      $--        $(4,070)    $(693,071) $ (17,270)
                           ====   ====   ========    ===   =======      ===        =======     =========  =========



                See notes to consolidated financial statements.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                             Nine Months      Year Ended
                                                Ended        December 31,
                                             December 31, --------------------
                                                 1998       1999       2000
                                             ------------ ---------  ---------
Cash flows from operating activities:
  Net loss..................................  $ (74,185)  $(165,466) $(309,824)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
    Depreciation............................     23,838      59,430    102,126
    Amortization............................      2,833       5,814     12,488
    Equity in net loss of joint ventures....      9,580       7,758      2,858
    Non-cash interest expense...............     23,857      33,076     38,031
    Restructuring charges...................         --          --      5,420
    Non-cash stock compensation.............        761         685      1,319
    Extraordinary gain on repurchase of
     debt...................................       (237)         --         --
    Changes in operating assets and
     liabilities, net of effects of
     Acquisitions
      Other assets--net.....................     29,072     (62,580)   (27,835)
      Accounts payable......................      9,862     127,697      6,411
      Accrued interest and other
       liabilities..........................     10,414      11,071     24,676
                                              ---------   ---------  ---------
Net cash provided by (used in) operating
 activities.................................     35,795      17,485   (144,330)
                                              ---------   ---------  ---------
Cash flows from investing activities:
  Net cash used for acquisitions............         --    (129,118)        --
  Expenditures for property, plant and
   equipment................................   (146,752)   (453,206)  (712,807)
  Repayment of senior secured note..........         --      20,000         --
  Investments in joint ventures.............    (69,018)    (24,496)   (10,375)
  Investments in fixed wireless licenses....    (44,605)         --    (77,632)
  Investments in restricted cash--net.......         --          --    (54,178)
  Sale of telecommunications networks.......         --          --     87,452
  Sale of U.S. government securities--
   pledged..................................     15,312      30,626     30,626
                                              ---------   ---------  ---------
Net cash used in investing activities.......   (245,063)   (556,194)  (736,914)
                                              ---------   ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of Class A common
   stock....................................    255,462     262,500      5,621
  Proceeds from issuance of Class B common
   stock....................................         --     150,000         --
  Proceeds from debt........................         --     300,000    500,000
  Repayment of debt.........................    (19,868)     (5,668)   (10,288)
  Costs associated with debt financing......         --      (6,180)   (15,025)
  Costs associated with issuance of common
   stock....................................    (14,742)     (9,646)        --
  Repayment of loans from stockholders......      3,000          --         --
  (Advances to) repayments from affiliates..     (2,764)   (392,734)   402,346
                                              ---------   ---------  ---------
Net cash provided by financing activities...    221,088     298,272    882,654
                                              ---------   ---------  ---------
Increase (decrease) in cash and cash
 equivalents................................     11,820    (240,437)     1,410
Cash and cash equivalents, beginning of
 period.....................................    230,750     242,570      2,133
                                              ---------   ---------  ---------
Cash and cash equivalents, end of period....  $ 242,570   $   2,133  $   3,543
                                              =========   =========  =========

                 See notes to consolidated financial statements

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

1. The Company and Summary of Significant Accounting Policies

Organization and Business

   The consolidated financial statements include the accounts of Adelphia Business Solutions, Inc. and it's more than 50% owned subsidiaries ("Adelphia Business Solutions" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and is a majority-owned subsidiary of Adelphia Communications Corporation ("Adelphia"). On October 25, 1999, the stockholders of the Company elected to change the name of the Company from Hyperion Telecommunications, Inc. to Adelphia Business Solutions, Inc., which management believes will further align the strengths of both companies to develop a single brand in the communications marketplace.

   Adelphia Business Solutions operates in one segment and is a nationwide facilities based integrated communications provider, or ICP, that offers broadband communications solutions, including local switch dial tone, long distance service, high-speed data transmission and internet connectivity.

   On March 30, 1999, Adelphia Business Solutions elected to change its fiscal year from March 31 to December 31. The decision was made to conform to general industry practice and for administrative purposes. The change became effective for the nine months ended December 31, 1998.

   On May 8, 1998, the Company issued and sold 12,500,000 shares of Class A common stock at a price to the public of $16.00 per share (the "IPO"). Simultaneously with the closing of the IPO, the Company issued and sold an additional 3,324,001 shares of Class A common stock to Adelphia at a purchase price of $15.00 per share (or an aggregate of approximately $49,900). In addition, at such closing, the Company issued 3,642,666 shares of Class A common stock to Adelphia in exchange for certain of the Company's indebtedness and payables with a carrying value of $44,258 owed to Adelphia at a purchase price of $15.00 per share (or an aggregate of $54,600). In a related transaction, on June 5, 1998, the Company issued and sold 350,000 shares of Class A common stock at the $16.00 IPO price pursuant to the underwriters' over-allotment option in the IPO.

   On November 30, 1999, the Company issued and sold 8,750,000 shares of Class A common stock at a price to the public of $30.00 per share. Simultaneously with the closing of this transaction, the Company issued and sold 5,181,350 shares of Class B common stock to Adelphia at a purchase price of $28.95 per share.

   During March 2001, the Company issued and sold 25,322 shares of Class A common stock, to the public in a rights offering at a price of $7.28 per share. Simultaneously, the Company issued and sold 11,820,070 and 51,459,624 shares of Class A and Class B common stock, respectively in the rights offering to Adelphia at a price of $7.28 per share. Total proceeds to the Company were $460,900.

   At December 31, 2000, Adelphia owned approximately 60% of Adelphia Business Solutions' outstanding common stock and held approximately 90% of the total voting rights.

   The Company is a leading provider of facilities-based integrated communications services to customers that include businesses, governmental and educational end users and other communications services providers primarily throughout the eastern United States. The Company currently offers a full range of communications services in 75 markets and expects by the end of the year 2001 to be offering services in approximately 80 markets, including substantially all of the top 40 metropolitan statistical areas in the United States. To serve its customers' broad and expanding communications needs, the Company has assembled a diverse collection of high-bandwidth, local and national network assets. The Company intends to integrate these assets with

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

advanced communications technologies and services in order to provide comprehensive end-to-end communications services over our own networks. The Company provides customers with communications services such as local switch dial tone (also known as local phone service), long distance service, high-speed data transmission and Internet connectivity. The Company offers its customers a choice of receiving these services separately or as bundled packages which are typically priced at a discount when compared to the price of the separate services.

   To develop the original markets and the new markets, as well as the fiber purchases to interconnect the networks, the Company expects that it will continue to incur capital expenditures. In addition to cash and cash equivalents on hand and the restricted cash as of December 31, 2000, a total of approximately $500,000 will be required to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the joint ventures during calendar 2001. The Company will need additional funds to fully fund its business plan. The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and joint venture levels, internally generated funds, equity invested by local partners in joint ventures and additional debt or equity financings, as appropriate, and expects to fund any potential additional purchase of partnership interest of local partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. The Company's ability to generate cash to meet its future needs will depend generally on its results of operations and the continued availability of external financing.

   Joint ventures, which the Company currently does not control, are accounted for under the equity method of accounting.

Acquisitions of Partner Interests

   On February 12, 1998, the Company purchased additional partnership interests in Louisville Lightwave (Louisville and Lexington), NHT Partnership (Buffalo), New Jersey Fiber Technologies and Hyperion of Harrisburg. As a result, the Company's ownership in these networks increased to 100%. The aggregate purchase price was comprised of approximately $45,000 in cash and a warrant, which was not exercised until May 1998, for 731,624 shares of the Company's Class A common stock (See Note 6). In addition, the Company paid certain amounts related to fiber lease financings upon consummation of the purchase of the additional partnership interests.

   During March 1999, Adelphia Business Solutions consummated purchase agreements with subsidiaries of Multimedia, Inc. and MediaOne of Colorado Inc. to acquire their respective interests in jointly owned networks located in the Wichita, Kansas, Jacksonville, Florida and Richmond, Virginia markets for an aggregate of approximately $89,750. The agreements increased the Company's ownership interest in each of these networks to 100%.

   During June 1999, the Company consummated a purchase agreement with Entergy Corporation ("Entergy"), the parent of its local partner in the Baton Rouge, Louisianna, Little Rock, Arkansas, and Jackson, Mississippi markets, whereby Entergy received approximately $36,518 for its ownership interests in these markets. The agreements increased the Company's ownership interest in each of these networks to 100%.

   During July 2000, the Company consummated a purchase agreement with Allegheny Communications Connect, Inc. ("Allegheny") to acquire interests in a jointly owned network located in State College, Pennsylvania. Consideration paid to Allegheny was 330,000 shares of the Company's Class A Common Stock. This purchase increased the Company's ownership in this network to 100%.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   All of the acquisitions described above were accounted for using the purchase method. Accordingly, the financial results of each acquisition have been included in the Company's consolidated financial statements from the date acquired.

   The following unaudited financial information of the Company assumes that each of the transactions described above had occurred at the beginning of the preceding period.

                                            Nine Months      Year Ended
                                               Ended        December 31,
                                            December 31, --------------------
                                                1998       1999       2000
                                            ------------ ---------  ---------
Revenues...................................  $  49,156   $ 162,230  $ 352,689
Net loss...................................    (79,789)   (170,522)  (310,303)
Net loss applicable to common
 stockholders..............................   (100,907)   (202,140)  (345,969)
Basic and diluted net loss per weighted
 average share of common stock.............  $   (1.90)  $   (3.56) $   (4.95)

Cash and Cash Equivalents

   Cash and cash equivalents consist of highly liquid instruments with an initial maturity date of three months or less.

Restricted Cash

   Restricted cash consists of highly liquid investments with an initial maturity date of three months or less reserved for the construction of the advanced information technology infrastructure under the Company's contract with the Commonwealth of Pennsylvania. The contract was entered into on May 3, 2000. As part of the contract, the Company was required to place $75.8 million into a restricted account to be used for the completion on the technology infrastructure. As of December 31, 2000, the Company had used $21.6 million towards the completion of the infrastructure.

U.S. Government Securities--Pledged

   U.S. Government Securities--Pledged consist of highly liquid investments which will be used to pay the first six semi-annual interest payments on the 12 1/4% Senior Secured Notes. Such investments are classified as held-to-maturity and the carrying value approximates market value.

Accounts Receivable

   An allowance for doubtful accounts of $9,640 and $48,513 is recorded as a reduction of accounts receivable at December 31, 1999 and 2000, respectively.

Property, Plant and Equipment

   Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

   Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

Telecommunications networks......................................... 10-20 years
Network monitoring and switching equipment..........................  5-10 years
Fiber optic use rights..............................................    15 years
Other...............................................................  3-10 years

Revenue Recognition

   The Company recognizes revenue from communications services in the month the related service is provided. Revenues on billings to customers in advance of providing services are deferred and recognized when earned. The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. Reciprocal compensation revenue is an element of switched service revenue, which represents compensation from Local Exchange Carriers ("LECs") for local exchange traffic originated by other LECs terminated on the Company's facilities. Adelphia Business Solutions recognizes revenue based upon established contracts with the LECs and has established a reserve for a portion of those revenues that are under dispute.

Significant Customers

   During the nine months ended December 31, 1998, Adelphia Business Solutions' sales to AT&T and Bell Atlantic represented 11.4% and 10.1% of total revenues, respectively. During the year ended December 31, 1999, Adelphia Business Solutions' sales to AT&T and Bell Atlantic represented 8.8% and 14.7% of total revenues, respectively. During the year ended December 31, 2000, Adelphia Business Solutions' sales to Verizon represented 15.7% of total revenues.

Basic and Diluted Net Loss per Weighted Average Share of Common Stock

   Basic net loss per weighted average share of common stock is computed based upon the weighted average number of common shares and warrants outstanding during the period. Diluted net loss per common share is equal to basic net loss per common share because the Adelphia Warrant discussed in Note 6 had an antidilutive effect for the periods presented. Class B common stock warrants to purchase shares of Class B common stock have been included as shares outstanding for purposes of the calculation of both basic and diluted net loss per share for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000.

Other Assets--net

   Deferred debt financing costs, included in other assets, are amortized over the term of the related debt. The unamortized amounts of deferred debt financing costs at December 31, 1999 and 2000 were $17,434 and $27,034, respectively. Included in other assets at December 31, 1999 and 2000 is $44,605 and $122,504, respectively, relating to licenses. These licenses which cover approximately 60% of the nation's population are a spectrum for a fixed wireless technology known as local multipoint distribution service ("LMDS") and are being amortized on a straight line basis over the life of the licenses, which is 10 years.

Asset Impairments

   Adelphia Business Solutions periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

Financial Instruments

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different customers and geographic areas.

   The Company's financial instruments include cash and cash equivalents, notes payable and redeemable preferred stock. The fair value of the notes payable exceeded their carrying value by approximately $52,058 at December 31, 1999. The carrying value of the notes payable exceeded their fair value by approximately $275,626 at December 31, 2000. The carrying value of the redeemable preferred stock was equal to its fair value at December 31, 1999. The carrying value of the redeemable preferred stock exceeded its fair value by approximately $207,947 at December 31, 2000. The fair values of the financial instruments were based upon quoted market prices.

Non-cash Financing and Investing Activities

   Capital leases entered into during the nine months ended December 31, 1998, and the years ended December 31, 1999 and 2000 totaled $1,155, $5,772, and $17,747 respectively (See Note 5). Dividend requirements applicable to preferred stock were satisfied by the issuance of an additional 20,624, 30,733 and 34,885 shares of such preferred stock during the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, respectively (See Note
5).

Comprehensive Income

   Comprehensive income includes all changes to all changes in stockholder's equity during a period except those resulting from investments by and distributions to owners. For the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, the Company's only component of comprehensive income is its net loss for those periods.

Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" is effective for the Company as of January 1,

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

2001. SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value with changes in fair value reflected in the statement of operations.

   The Company has no freestanding derivative instruments. In conjunction with preparing for the implementation of this standard, the Company reviewed contracts from various functional areas of the Company to identify potential derivatives embedded in the selected contracts. No embedded derivatives were identified as a result of this review. The adoption of this statement or any transition adjustment will not have a significant effect on the Company's consolidated results of operations or financial position.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, which clarified the existing accounting rules for revenue recognition. SAB No. 101 was adopted by the Company in the fourth quarter of 2000. The Company's revenue recognition policy did not change with the adoption of SAB No. 101.

Reclassifications

   Certain December 31, 1998 and 1999 amounts have been reclassified to conform with the presentation for the year ended December 31, 2000.

2. Property, Plant and Equipment

   Property, plant and equipment consists of the following:

                                                              December 31,
                                                          ---------------------
                                                            1999        2000
                                                          ---------  ----------
Telecommunications networks.............................. $ 139,248  $  214,856
Network monitoring and switching equipment...............   431,078     760,784
Fiber optic use rights...................................   108,239     156,858
Construction in process..................................   344,439     539,977
Other....................................................    18,270      55,351
                                                          ---------  ----------
                                                          1,041,274   1,727,826
Less accumulated depreciation............................   (97,518)   (193,214)
                                                          ---------  ----------
Total.................................................... $ 943,756  $1,534,612
                                                          =========  ==========

   Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor and overhead and interest. Capitalized interest amounted to $9,986, $23,282 and $43,609 for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, respectively.

3. Investment in Fiber Asset and Senior Secured Note

   On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York state in furtherance of its strategy to interconnect its networks in the northeastern United States. Pursuant to these agreements and in consideration of a payment of $20,000, the Company received a $20,000 Senior Secured Note bearing interest at 22 1/2% (subject to reduction upon early repayment of principal) due February 2002 (subject to early redemption options), from Telergy, Inc. ("Telergy"), a right to receive 58,752 shares of Telergy Class A common stock ("Telergy Stock"), and a fully prepaid lease from a Telergy affiliate

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

for an initial lease term of 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. As of December 31, 1998, the Company included $11,500 and $8,500 in Property, Plant and Equipment and Other Assets, respectively, as the allocation of the $20,000 payment between the fiber asset and the Senior Secured Note. No amounts were allocated to the Telergy Stock. The allocation reflected the Company's estimate of the relative fair values of the assets acquired.

   On May 15, 1998, Telergy paid the Company $1,000 in exchange for the Telergy Stock and a gain of $1,000 was recorded by the Company, which is included in "other income" in the consolidated statement of operations. On November 10, 1998, the Senior Secured Note was amended to mature on January 20, 2000 in exchange for an indefeasible right to use ("IRU") or long term lease of certain fiber segments in New York City and along Telergy's long haul fiber segments in the northeastern United States and Southeastern Canada.

   During May 1999, the Company received $32,329 from Telergy for the repayment of the Senior Secured Note. The payment represented $20,000 in principal and $12,329 of interest, which is included in "Interest income" in the consolidated statement of operations.

4. Investments

   The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

   The Company's nonconsolidated investments are as follows:

                                                             December 31,
                                              Ownership    ------------------
                                              Percentage     1999      2000
                                              ----------   --------  --------
PECO-Adelphia Business Solutions
 (Philadelphia)..............................    50.0%     $ 42,475  $ 46,725
PECO-Adelphia Business Solutions (Allentown,
 Bethlehem, Easton, Reading).................    50.0%        7,425    11,050
Adelphia Business Solutions of York..........    50.0%        6,525     6,525
Allegheny Hyperion Telecommunications........   100.0%(1)     4,975        --
                                                           --------  --------
                                                             61,400    64,300
Cumulative equity in net losses..............               (17,334)  (18,391)
                                                           --------  --------
Subtotal.....................................              $ 44,066  $ 45,909
Investments accounted for using the cost
 method......................................                    --     2,500
                                                           --------  --------
Total........................................              $ 44,066  $ 48,409
                                                           ========  ========

--------
(1) As discussed in Note 1, the Company has consummated an agreement which increased its ownership to 100% in this network during July 2000.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   Summarized unaudited combined financial information for the Company's nonconsolidated investments listed above being accounted for using the equity method of accounting as of the dates and for the periods ended, is as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------- -------
Current assets................................................. $21,645 $26,942
PP&E-net....................................................... 112,210 105,420
Non-current assets.............................................      55    ----
Current liabilities............................................  10,175  10,221
Non-current liabilities........................................  45,278  31,010

                                                  Nine Months    Year Ended
                                                     Ended      December 31,
                                                  December 31, ----------------
                                                      1998      1999     2000
                                                  ------------ -------  -------
Revenues.........................................   $24,986    $43,753  $62,766
Net loss.........................................   (22,325)   (15,154)  (6,218)

5. Financing Arrangements

Note Payable--Adelphia

   The Company had an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes (the "Senior Discount Notes") and Class B common stock warrants were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods. Effective April 15, 1996, the remaining balance due on the Note payable-Adelphia was evidenced by an unsecured subordinated note due April 16, 2003. This obligation had an interest rate of 16.5% per annum. Interest accrued through May 8, 1998 on the amount outstanding to Adelphia totaled $10,645. On May 8, 1998, the Note payable--Adelphia and all accrued interest was converted into shares of Class A common stock simultaneously with the closing of the IPO (See Note 1).

13% Senior Discount Notes and Class B Common Stock Warrants

   On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants to purchase an aggregate of 1,993,638 shares of its Class B common stock. Prior to April 15, 2001, interest on the Senior Discount Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Senior Discount Notes are unsecured and are senior to all future subordinated indebtedness. On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Senior Discount Notes at 106.5%, which declines to par in 2002, plus accrued interest.

   The holders of the Senior Discount Notes may put the Senior Discount Notes to the Company at any time upon the occurrence of a Change of Control (as defined in the Indenture) at a price of 101% of accreted principal. In addition, the Company will be required to offer to purchase Senior Discount Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale-leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   The Class B common stock warrants are exercisable at $0.00308 per share, upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B common stock warrants will expire on June 30, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. Through December 31, 2000, 298,705 warrants were exercised and converted into 1,810,150 shares of Class B common stock. The Company received $5 in consideration for the exercise of the warrants.

   During the nine months ended December 31, 1998, the Company paid $17,313 to repurchase a portion of the Senior Discount Notes which had a face value of $25,160 and a carrying value of $17,750. The notes were retired upon repurchase which resulted in a $237 gain.

12 1/4% Senior Secured Notes

   On August 27, 1997, the Company issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 (the "Senior Secured Notes"). The Senior Secured Notes are collateralized through the pledge of the common stock of certain of the Company's wholly-owned subsidiaries. A portion of the proceeds was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the Senior Secured Notes as required by the Indenture.

   Interest is payable semi-annually commencing March 1, 1998. The Senior Secured notes rank pari passu in right of payment with all existing and future senior Indebtedness (as defined in the Indenture) of the Company and will rank senior in right of payment to future subordinated Indebtedness of the Company. On or before September 1, 2000 and subject to certain restrictions, the Company could redeem, at its option, up to 25% of the aggregate principal amount of the Senior Secured Notes at a price of 112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). As of September 1, 2000, the Company had not exercised its option to redeem any senior secured notes. On or after September 1, 2001, the Company may redeem, at its option, all or a portion of the Senior Secured Notes at 106.125% of principal which declines to par in 2003, plus accrued interest. The holders of the Senior Secured Notes may put them to the Company at any time upon the occurrence of a Change of Control (as defined in the Indenture) at a price of 101% of principal. The Indenture stipulates, among other things, limitations on additional borrowing, payment of dividends and other distributions, repurchase of equity interests, transactions with affiliates and the sale of assets.

12 7/8% Senior Exchangeable Redeemable Preferred Stock

   On October 9, 1997, the Company issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007 (the "Preferred Stock"). Proceeds to the Company, net of commissions and other transaction costs, were approximately $194,500.

   Dividends are payable quarterly commencing January 15, 1998 at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to October 15, 2002, dividends are payable in cash. The Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company, its subsidiaries and joint ventures. On or before October 15, 2000, and subject to certain restrictions, the Company could redeem, at its option, up to 35% of the initial aggregate liquidation preference of the Preferred Stock originally issued with the net cash proceeds of one or more Qualified Equity Offerings (as defined in the Certificate of Designation) at a redemption price equal to 112.875% of the liquidation preference per share of

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

the Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of Preferred Stock having an aggregate liquidation preference of at least 65% of the initial aggregate liquidation preference of the Preferred Stock originally issued. As of October 15, 2000, the Company had not exercised its option to redeem any Preferred Stock. On or after October 15, 2002, the Company may redeem, at its option, all or a portion of the Preferred Stock at 106.438% of the liquidation preference thereof declining to 100% of the liquidation preference in 2005, plus accrued interest. The Company is required to redeem all of the shares of Preferred Stock outstanding on October 15, 2007 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

   The holders of the Preferred Stock may put the Preferred Stock to the Company at any time upon the occurrence of a Change of Control (as defined in the Certification of Designation) at a price of 101% of the liquidation preference thereof. The Certificate of Designation stipulates, among other things, limitations on additional borrowings, payment of dividends and other distributions, transactions with affiliates and the sale of assets. The Company may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 (the "Exchange Debentures"). Interest, redemption and registration rights provisions of the Exchange Debentures are consistent with the provisions of the Preferred Stock.

12% Senior Subordinated Notes due 2007

   On March 2, 1999, Adelphia Business Solutions issued $300,000 aggregate principal amount of 12% Senior Subordinated Notes due 2007 ("Subordinated Notes"). An entity controlled by members of the Rigas Family, controlling stockholders of Adelphia, purchased $100,000 aggregate principal amount of the Subordinated Notes directly from the Company. Proceeds to the Company, net of discounts, commissions and other transaction costs were approximately $295,000.

   Interest is payable semi-annually commencing May 1, 1999. The Subordinated Notes rank behind all current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to the notes. On or before November 1, 2003 and subject to certain restrictions, the Company could redeem at its option, up to 25% of the aggregate principal amount of the Subordinated Notes at a price of 112.00% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). On or after November 1, 2003, the Company could redeem, at its option, all or a portion of the Subordinated Notes at 106.00% of principal which declines to par in 2005, plus accrued interest. The holders of the Subordinated Notes may put them to the Company at any time upon the occurrence of a Change in Control (as defined in the Indenture) at a price of 101.00% of principal. The Indenture stipulates, among other things, limitations on additional borrowing, payment of dividends, and other distributions, repurchase of equity, interests, transactions with affiliates and the sale of assets.

   The expected maturities of the 13% Senior Discount Notes, the 12 1/4% Senior Secured Notes, the 12 7/8% Senior Exchangeable Redeemable Preferred Stock and the 12% Senior Subordinated Notes are as follows:

   2001................................................................. $    --
   2002.................................................................      --
   2003................................................................. 303,840
   2004................................................................. 250,000
   2005.................................................................      --
   Thereafter........................................................... 597,067

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


Note Payable

   The Company and certain of Adelphia's other subsidiaries and affiliates are parties to a joint bank credit facility. As part of their facility, the Company and its subsidiaries have the ability to borrow up to an aggregate of $500,000 which, if borrowed, would be guaranteed by other members of the borrowing group. As of December 31, 2000, a subsidiary of the Company had borrowed $500,000 under this credit facility. In addition, the Company has agreed to pay a subsidiary of Adelphia $15,000 as a fee for placing the credit facility. The interest rate at which the Company has borrowed these funds is 12 1/2%, a portion of which is payable to a subsidiary of Adelphia. For the year ended December 31, 2000, the Company recorded $21,874 for interest expense relating to Note Payable, $7,003 of which was payable to a subsidiary of Adelphia.

   Maturities of Note Payable are as follows:

   2001................................................................ $     --
   2002................................................................       --
   2003................................................................   18,068
   2004................................................................   38,409
   2005................................................................   48,636
   Thereafter..........................................................  394,887

Long Term Lease Facility

   On December 31, 1997, the Company consummated an agreement for a $24,500 long-term lease facility with AT&T Capital Corporation. The lease facility provides financing for certain of the switching equipment. Included in the lease facility is the sale and leaseback of certain switch equipment for which the Company received $14,876.

Other Debt

   Other debt consists primarily of capital leases entered into in connection with the acquisition of fiber leases for use in the telecommunications networks and the long-term lease facility described above. The interest rate on such debt ranges from 7.5% to 15.0%.

   Maturities of other debt are as follows:

   2001................................................................. $ 5,700
   2002.................................................................   5,954
   2003.................................................................   6,194
   2004.................................................................   6,724
   2005.................................................................   7,935
   Thereafter...........................................................  16,058

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


6. Common Stock and Other Stockholders' Equity (Deficiency)

   Adelphia Business Solutions' authorized capital stock consists of 800,000,000 shares of Class A common stock, par value $0.01 per share, 400,000,000 shares of Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

   Shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. Each share of Class B common stock is convertible into one share of Class A common stock. In the event a cash dividend is paid, the holders of the Class A and the Class B common stock will be paid an equal amount.

   Prior to the IPO in May 1998, certain former company officers (the "Officers") were parties to a stockholder agreement, as amended (the "Stockholder Agreement") with Adelphia. The Stockholder Agreement provided, among other things, (i) that upon the earlier of (a) the termination of employment of any of the officers or (b) after October 7, 1998, such officers could put their shares to Adelphia for fair market value, unless such put rights were terminated as a result of the registration of the Company's common stock under the Securities Act of 1933 (the "Securities Act") and (ii) for certain buy/sell and termination rights and duties among Adelphia and the Officers. The Stockholder Agreement terminated automatically upon the date of the IPO.

   The Company also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Officers. Pursuant to the Loan Agreements, each Officer borrowed $1,000 from the Company. Each of these loans accrued interest at the average rate at which the Company could invest cash on a short-term basis, was secured by a pledge of the borrower's common stock in the Company, and would mature upon the earlier of (i) October 8, 1998 or (ii) the date of the IPO and the Officers had the right to sell at least $1,000 worth of their shares. Each Loan Agreement also provided that any interest accruing on a loan from the date six months after the date of such loan would be offset by a bonus payment when principal and interest thereon are due and which would include additional amounts to pay income taxes applicable to such bonus payment.

   Pursuant to agreements among the Company, Adelphia and the Officers, simultaneous with the consummation of the IPO, (i) the Stockholder Agreement and Loan Agreements terminated, (ii) the Officers each repaid the $1,000 borrowed from the Company pursuant to the Loan Agreements plus accrued interest thereon by each selling 66,667 shares of Class B common stock to Adelphia and using the proceeds therefrom to repay such loans and (iii) the Company paid to the management stockholders bonus payments in the amount of interest accruing on the Loans from the date six months after the date of the Loan Agreements and any additional amounts necessary to pay income taxes applicable to such bonus payments.

   On April 8, 1998, the Board of Directors of the Company approved a 3.25-for-one stock split of its Class A and Class B common stock payable to stockholders of record on April 28, 1998. The stock split was effected in the form of a dividend of 2.25 shares for every outstanding share of common stock. All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock split on April 28, 1998.

   On October 25, 1999, the shareholders of the Company approved an amendment to Article IV of the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of capital stock from 455,000,000 to 1,250,000,000, the authorized number of Class A common stock from 300,000,000 to

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

800,000,000, the authorized number of shares of Class B common stock from 150,000,000 to 400,000,000, and the authorized number of shares of Preferred Stock from 5,000,000 to 50,000,000.

   Changes in the number of shares outstanding for the Company's common stock are as follows:

                                                       Class A      Class B
                                                     Common Stock Common Stock
                                                     ------------ ------------
Shares Outstanding, March 31, 1998..................     396,500   32,500,000
Issuance of Class A common stock....................  19,816,667           --
Exercise of Class A common stock warrant............     731,624           --
Issuance of Class B common stock for warrant
 exercise...........................................   1,187,541
Conversion of Class B common stock for Class A
 common stock.......................................   1,372,780   (1,372,780)
Other...............................................      58,500           --
                                                      ----------   ----------
Shares Outstanding, December 31, 1998...............  22,376,071   32,314,761
                                                      ----------   ----------
Issuance of Class A common stock....................   8,750,000           --
Issuance of Class B common stock....................          --    5,181,350
Issuance of Class B common stock for warrant
 exercise...........................................          --      413,530
Conversion of Class B common stock for Class A
 common stock.......................................   2,538,182   (2,538,182)
Other...............................................     402,324           --
                                                      ----------   ----------
Shares Outstanding, December 31, 1999...............  34,066,587   35,371,459
                                                      ----------   ----------
Issuance of Class A common stock for purchase of
 telecommunications network.........................     330,000           --
Issuance of Class A common stock for warrant
 exercise...........................................     913,380           --
Issuance of Class B common stock for warrant
 exercise...........................................          --      209,056
Conversion of Class B common stock for Class A
 common stock.......................................     436,656     (436,656)
Other...............................................     101,743           --
                                                      ----------   ----------
Shares Outstanding, December 31, 2000...............  35,848,366   35,143,859
                                                      ==========   ==========

Warrants

 Class A Common Stock Warrants

   On February 12, 1998, the Company consummated an agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest received a warrant to obtain 731,624 shares of Class A common stock of the Company (the "Lenfest Warrant") in exchange for its partnership interest in the Harrisburg, Pennsylvania network. The Lenfest Warrant was exercised during May 1998 for no additional consideration.

 Class B Common Stock Warrants

   The Class B common stock warrants were issued on April 15, 1996 in connection with the issuance of the Senior Discount Notes (See Note 5).

 Adelphia Warrant

   On June 13, 1997, the Company entered into agreements with MCI. Pursuant to these agreements the Company is designated MCI's preferred provider for new end user dedicated access circuits and conversions of end user dedicated access circuits as a result of conversions from the incumbent LEC in the Company's

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

markets. Adelphia Business Solutions also has certain rights of first refusal to provide MCI with certain communications services. Under this arrangement, the Company issued a warrant to purchase 913,380 shares of Class A common stock for $6.15 per share to MCI (the "MCI Warrant") representing 2 1/2% of the common stock of the Company on a fully diluted basis. MCI could receive additional warrants to purchase up to an additional 6% of the shares of the Company's Class A common stock, on a fully diluted basis, at fair value, if MCI met certain purchase volume thresholds over the term of the agreement.

   In connection with the IPO and the related over-allotment option, the Company and MCI entered into an agreement that provides as follows with respect to the MCI Warrant and MCI's right to receive additional MCI warrants as a result of the IPO (the "Additional MCI Warrants"): (i) the Additional MCI Warrants, totaling 508,121 shares, issued with respect to the shares sold to the public in the IPO, the over-allotment option and with respect to the Adelphia shares purchased will have an exercise price equal to the lower of $6.15 per share or the price per share to the public in the IPO (the "IPO Price"), and (ii) Adelphia purchased from MCI the MCI Warrant and the Additional MCI Warrants for a purchase price equal to the number of Class A common stock shares issuable under the warrants being purchased times the IPO Price minus the underwriting discount, less the aggregate exercise price of such warrants. Furthermore, in consideration of the obligations undertaken by Adelphia to facilitate the agreements between MCI and Adelphia Business Solutions, the Company paid to Adelphia a fee of $500 and issued a warrant to Adelphia, which expires three years after its issuance, to purchase 200,000 shares of Class A common stock at an exercise price equal to the IPO Price. During June 2000, Adelphia exercised a warrant to purchase 913,380 shares of Class A Common Stock of the Company at a price of $6.15 per share. Total proceeds to the Company were $5,611.

 Long Term Incentive Compensation Plan

   On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and (v) stock equivalent or phantom units. The number of shares of Class A common stock available for issuance initially was 5,687,500. Such number is to increase each year by 1% of outstanding shares of all classes of the Company's common stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides the incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying common stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods.

   In August 1999, the Company issued under the 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas (i) stock options (the "Rigas Options") covering 100,000 shares of Class A common stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at $16.00 per share and
(ii) stock awards (the "Rigas Grants") covering 100,000 shares of Class A common stock, which stock awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director).

   In addition to the Rigas Options, certain employees have been granted options to purchase shares of Class A common stock at prices equal to the fair market value of the shares on the date the option was granted. Options are exercisable beginning from immediately after granting and have a maximum term of ten years.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   The following table summarizes stock option activity under all plans:

                                                   Number of    Weighted Average
                                                 shares subject  Exercise price
                                                   to options      Per share
                                                 -------------- ----------------
   Outstanding, December 31, 1998...............         --          $   --
   Granted......................................    600,417           15.13
                                                    -------
   Outstanding, December 31, 1999...............    600,417           15.13
   Granted......................................    216,050           32.71
                                                    -------
   Outstanding, December 31, 2000...............    816,467           19.78
                                                    =======

   The following table summarizes information about stock options outstanding and exercisable at December 31, 2000

           Options outstanding                  Options exercisable
------------------------------------------- ----------------------------
                        Weighted   Weighted          Weighted   Weighted
                         average   average            average   average
                        remaining  exercise          remaining  exercise
  Exercise     Number  contractual  price   Number  contractual  price
  price per      of       life       per      of       life       per
    share      shares    (years)    share   shares    (years)    share
  ---------    ------- ----------- -------- ------- ----------- --------
$8.69--$61.63  816,467     5.4      $19.78  361,667     6.9      $23.59

   SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") requires the Company to disclose pro forma information regarding option grants made to its employees. SFAS 123 specifies certain valuation techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's statement of operations, because the Company applies the provisions of APB 25, "Accounting for Stock Issued to Employees," which specifies that no compensation charge arises when the exercise price of the employees' stock options equals or exceeds the market value of the underlying stock at the grant date, as in the case of options granted to the Company's employees.

   SFAS 123 pro forma numbers are as follows:

                                                          Year Ended December
                                                                  31,
                                                          --------------------
                                                            1999       2000
                                                          ---------  ---------
   Net loss-as reported.................................  $(165,466) $(309,824)
   Net loss-pro forma applying SFAS 123.................   (167,800)  (315,726)
   Basic and diluted net loss per common share-as
    reported under ABP 25...............................      (3.47)     (4.93)
   Basic and diluted net loss per common share-pro forma
   under SFAS 123.......................................      (3.51)     (5.01)

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   Under SFAS 123, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions

                                                              Employee Stock
                                                               Options Year
                                                            Ended December 31,
                                                            -------------------
                                                            1999       2000
                                                            -------------------
   Expected dividend yield.................................   0%         0%
   Risk-free interest rate................................. 6.93%  5.10% -6.20%
   Expected volatility.....................................  50%    106% -116%
   Expected life (in years)................................  5.2        9.1

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options.

   In addition to the stock options and Rigas Grants, the Company issued 58,500 and 98,500 shares of Class A common stock to certain employees for the nine months ended December 31,1998 and the year ended December 31, 2000, respectively, resulting in the recognition of $761 and $387 of compensation expense, respectively.

7. Commitments and contingencies

   The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $1,893, $10,166 and $22,606 for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, respectively.

   The minimum future lease obligations under the noncancelable operating leases as of December 31, 2000 are approximately:

   Period ending December 31,
   --------------------------
   2001............................................................... $ 25,851
   2002...............................................................   25,639
   2003...............................................................   26,067
   2004...............................................................   25,281
   2005...............................................................   23,538
   Thereafter.........................................................  109,552

   During July 1999, the Company purchased the naming rights to the NFL Football Tennessee Titans stadium in Nashville, Tennessee. The term of the naming rights contract is for 15 years and requires the Company to pay $2,000 per year.

   The communications industry and Adelphia Business Solutions are subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996
("Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

since the Communications Act of 1934. Management of the Company is unable to predict the effect that the Telecommunications Act, related rulemaking proceedings or other future rulemaking proceedings will have on its business and results of operations in future periods.

   Adelphia Business Solutions has entered into a series of agreements with several local and long-haul fiber optic network providers. These agreements provide the Company with ownership or an IRU to local and long-haul fiber optic cable. The Company believes this will allow it to expand its business strategy to include on-net provisioning of regional, local and long distance, internet and data communications and to cost-effectively further interconnect its markets in the eastern half of the United States.

   The estimated obligations under these arrangements as of December 31, 2000 are approximately

   2001................................................................ $111,270
   2002................................................................   22,408
   2003................................................................      895
   2004................................................................      897
   2005................................................................      898
   Thereafter..........................................................   13,107

   In addition to the amounts due under the agreements for the fiber optic cable, the Company is also required to pay certain fiber optic network providers for pro-rated maintenance and rights of ways fees on a yearly basis.

8. Related Party Transactions

   The following table summarizes the Company's transactions with related parties:

                                                     Nine Months    Year Ended
                                                        Ended      December 31,
                                                     December 31, --------------
                                                         1998      1999   2000
                                                     ------------ ------ -------
Revenues:
  Management fees...................................    $2,135    $4,948 $ 7,596
  Telecommunications service revenue................       363     1,840   8,581
  Network monitoring fees...........................       586        --      --
                                                        ------    ------ -------
    Total...........................................    $3,087    $6,788 $16,177
                                                        ======    ====== =======
Interest Income.....................................    $8,395    $8,483 $ 6,282
                                                        ======    ====== =======
Expense
  Interest expense..................................    $  737    $   -- $ 7,003
  Allocated corporate costs.........................     2,981     8,587  18,519
  Fiber leases......................................       139       236     306
  Amortization of deferred debt financing cost......        --        --   1,800
                                                        ------    ------ -------
    Total...........................................    $3,857    $8,823 $27,628
                                                        ======    ====== =======

   Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory, network design, construction and other administrative services.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   Telecommunications services revenue from related parties represents fees received by the Company from Adelphia for providing switched services to various Adelphia offices, including Coudersport, Pennsylvania.

   Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

   Interest income represents interest charged on certain affiliate receivable balances with joint ventures and with Adelphia.

   Interest expense relates to the Note payable-Adelphia and the Note Payable (See Note 5).

   Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company were to secure such services on its own.

   Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

   Amortization of deferred debt financing costs for the year ended December 31, 2000 relate to the amortization of the $15,000 placement fee paid to a subsidiary of Adelphia.

   During the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, the Company paid $1,044, $7,577 and $11,387 respectively, to entities owned by certain shareholders of Adelphia primarily for property, plant and equipment and services at market rates.

   During the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, the Company made demand advances to Adelphia. At December 31, 1998, 1999 and 2000, $4,950, $392,629 and $0, respectively were outstanding under this agreement. The Company received interest on such advances at a rate of between 5.15% and 6.33%, which is included in interest income--affiliate in the consolidated statement of operations. Demand advances represent cash held by Adelphia's centralized cash management system immediately available to the Company for any corporate purpose on demand.

   During December 2000, the Company sold to a subsidiary of Adelphia certain network and telecommunications assets. The assets sold related to six markets in Virginia, Colorado, California and Ohio which the Company has decided not to pursue as part of the revised business plan. Network or market information presented in this proxy statement includes these six markets. The aggregate purchase price for these transactions was approximately $87,500plus the assumption of certain liabilities. The Company will manage these networks for Adelphia on a going forward basis.

9. Employee Benefit Plan

   The Company participates in the Adelphia 401(k) and stock value plan which provides that eligible full-time employees may contribute from 2% to 16% of their pre-tax compensation subject to certain limitations. The Company matches contributions up to 1.5% of each participant's pre-tax compensation. For the Nine Months ended December 31, 1998 and the years ended December 31, 1999 and 2000, the Company's matching contributions were $87, $401 and $855, respectively. The 401(k) and stock value plans also provide for certain stock incentive awards on an annual basis.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   In addition to the 401(k) and stock value plan, the Company participates in an Adelphia stock incentive plan which provides certain management level employees with compensation bonuses based on a weighted average of Adelphia Class A common stock and Adelphia Business Solutions Class A common stock performance. Costs to the Company associated with this plan were approximately $1,746 and $261 for the years ended December 31, 1999 and 2000, respectively.

10. Income Taxes

   For the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, Adelphia Business Solutions will not be included within Adelphia's consolidated federal income tax return. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss carryforwards.

   At December 31, 2000, the Company had net operating loss carryforwards for federal income tax purposes of $573,127, which expire as follows:

   Year of expiration:
     2007                   $  626         2012         $42,386         2017         $    --
     2008                    3,504         2013              --         2018         106,783
     2009                    4,840         2014              --         2019         140,930
     2010                    7,588         2015              --         2020         251,176
     2011                   15,294         2016              --

   The Company's net deferred tax asset included in other assets--net is comprised of the following

                                                             December 31,
                                                          --------------------
                                                            1999       2000
                                                          ---------  ---------
Deferred tax asset:
  Differences between book and tax basis of intangible
   assets................................................ $   1,562  $   4,874
  Net operating loss carryforwards.......................   142,993    234,685
  Allowance for doubtful accounts and other..............     4,384     21,720
                                                          ---------  ---------
    Total................................................   148,939    261,279
  Valuation allowance....................................  (114,043)  (239,597)
                                                          ---------  ---------
    Total................................................    34,896     21,682
                                                          ---------  ---------
Deferred tax liabilities:
  Differences between book and tax basis of property,
   plant and equipment...................................    34,626     21,645
  Investment in partnerships.............................       233         --
                                                          ---------  ---------
    Total................................................    34,859     21,645
                                                          ---------  ---------
  Net deferred tax asset................................. $      37  $      37
                                                          =========  =========

   The net change in the valuation allowance for the years ended December 31, 1999 and 2000 was an increase of $65,297 and $125,554, respectively. The Company recorded the valuation allowance to reduce the deferred tax asset to zero because the Company does not believe that it is more likely than not that it will realize its deferred tax asset.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


   Income tax expense for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000 are as follows:

                                                     Nine Months   Year Ended
                                                        Ended     December 31,
                                                     December 31, --------------
                                                         1998      1999    2000
                                                     ------------ ------  ------
   Current..........................................     $--      $    1  $   --
   Deferred.........................................      --          --      --
                                                         ---      ------  ------
     Total..........................................     $--      $    1  $   --
                                                         ===      ======  ======

   A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                    Nine Months   Year Ended
                                                       Ended     December 31,
                                                    December 31, --------------
                                                        1998      1999    2000
                                                    ------------ ------  ------
   Statutory federal income tax rate...............     35.0%      35.0%   35.0%
   Change in federal valuation allowance...........    (35.0)     (35.0)  (35.0)
   State taxes, net of federal benefit.............       --         --      --
                                                       -----     ------  ------
   Income Tax Expense..............................       --%        --%     --%
                                                       =====     ======  ======

11. Restructuring Charges

   During December 2000, the Company initiated a plan to reduce its network expansion plan from its former target of 175 to 200 markets nationwide by the end of 2001 to a new target of approximately 80 markets, thereby canceling plans to enter or continue operations in approximately 120 markets. In January 2001, the Company reduced its national staff by approximately 8% as a result of the Company's revised business plan. Most of the affected employees were located in markets in which the Company has stopped expansion. For the year ended December 31, 2000, the Company recorded a charge of approximately $5,420 to cover a portion of the costs associated with this revised business plan. Approximately $4,568 of the charge relates to cash expenses relating to the termination of lease contracts in the eliminated markets.

   Approximately $852 of the charge relates to severance for certain executive employees. No amounts were recorded for severance for terminated non-executive employees as of December 31, 2000. In addition, no amounts were recorded for the disposal of assets as most equipment deployed in the terminated markets can be redeployed in the Company's surviving markets, at little or no incremental costs.

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)


12. Quarterly Financial Data (unaudited)

   The following tables summarize the financial results of the Company for each of the quarters in the years ended December 31, 1999 and 2000:

                                                  Three Months Ended
                                      --------------------------------------------
Year Ended December 31, 1999          March 31  June 30   September 30 December 31
----------------------------          --------  --------  ------------ -----------
Revenues............................. $ 21,438  $ 34,215    $ 43,347    $ 55,575
                                      --------  --------    --------    --------
Operating expenses:
  Network operations.................    8,504    11,671      15,862      22,488
  Selling, general and
   administrative....................   21,009    32,637      39,972      48,997
  Depreciation and amortization......   13,535    13,586      18,168      19,955
                                      --------  --------    --------    --------
    Total............................   43,048    57,894      74,002      91,440
Operating loss.......................  (21,610)  (23,679)    (30,655)    (35,865)
Other income (expense):
  Interest income....................    1,998    14,780       2,867         288
  Interest income--affiliate.........    2,828     2,779       1,336       1,540
  Interest expense...................  (15,533)  (21,805)    (19,045)    (17,931)
                                      --------  --------    --------    --------
Loss before income taxes and equity
 in net loss of joint ventures.......  (32,317)  (27,925)    (45,497)    (51,968)
Income tax (expense) benefit.........       --        (4)         --           3
                                      --------  --------    --------    --------
Loss before equity in net loss of
 joint ventures......................  (32,317)  (27,929)    (45,497)    (51,965)
Equity in net loss of joint
 ventures............................   (3,803)   (3,291)       (246)       (418)
                                      --------  --------    --------    --------
Net loss.............................  (36,120)  (31,220)    (45,743)    (52,383)
Dividend requirements applicable to
 preferred stock.....................   (7,479)   (7,720)     (7,979)     (8,450)
                                      --------  --------    --------    --------
Net loss applicable to common
 stockholders........................ $(43,599) $(38,940)   $(53,722)   $(60,833)
                                      ========  ========    ========    ========
Basic and diluted net loss per
 weighted average share of common
 stock............................... $  (0.79) $  (0.70)   $  (0.97)   $  (1.01)
                                      ========  ========    ========    ========
Weighted average shares of common
 stock outstanding (in thousands)....   55,497    55,497      55,497      60,453
                                      ========  ========    ========    ========

               ADELPHIA BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                (Dollars in thousands except per share amounts)

                                                  Three Months Ended
                                      --------------------------------------------
Year Ended December 31, 2000          March 31  June 30   September 30 December 31
----------------------------          --------  --------  ------------ -----------
Revenues............................. $ 69,301  $ 80,214    $ 93,551    $ 108,908
                                      --------  --------    --------    ---------
Operating expenses:
  Network operations.................   33,732    41,661      50,893       57,028
  Selling, general and
   administrative....................   58,846    63,348      67,205       87,799
  Restructuring charges..............       --        --          --        5,420
  Depreciation and amortization......   19,438    26,689      27,103       41,384
                                      --------  --------    --------    ---------
    Total............................  112,016   131,698     145,201      191,631
Operating loss.......................  (42,715)  (51,484)    (51,650)     (82,723)
Other income (expense):
  Interest income....................      404     1,020       1,247        1,229
  Interest income--affiliate.........    5,023     1,259          --           --
  Interest expense...................  (12,930)  (15,264)    (14,557)     (38,822)
  Interest expense--affiliate........       --        --      (2,191)      (4,812)
                                      --------  --------    --------    ---------
Loss before income taxes and equity
 in net (loss) income of joint
 ventures and extraordinary gain.....  (50,218)  (64,469)    (67,151)    (125,128)
Income tax expense...................       --        --          --           --
                                      --------  --------    --------    ---------
Loss before equity in net (loss)
 income of joint ventures............  (50,218)  (64,469)    (67,151)    (125,128)
Equity in net (loss) income of joint
 ventures............................     (105)     (346)        381       (2,788)
                                      --------  --------    --------    ---------
Net loss.............................  (50,323)  (64,815)    (66,770)    (127,916)
Dividend requirements applicable to
 preferred stock.....................   (8,497)   (8,771)     (9,053)      (9,344)
                                      --------  --------    --------    ---------
Net loss applicable to common
 stockholders........................ $(58,820) $(73,586)   $(75,823)   $(137,260)
                                      ========  ========    ========    =========
Basic and diluted net loss per
 weighted average share of common
 stock............................... $  (0.85) $  (1.06)   $  (1.08)   $   (1.94)
                                      ========  ========    ========    =========
Weighted average shares of common
 stock outstanding (in thousands)....   69,431    69,503      70,531       70,683
                                      ========  ========    ========    =========

                     MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDERS MATTERS

Market Performance

   The Company's Class A common stock is quoted on the National Association of Securities Dealers Automated Quotations System National Market System (NASDAQ-
NMS). Adelphia Business Solutions' NASDAQ-NMS symbol is "ABIZ". Prior to October 25, 1999, the Company's NASDAQ-NMS symbol was "HYPT".

   The following table sets forth the range of high and low closing bid prices of the Class A common stock on NASDAQ/NMS. Such bid prices represent inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                              CLASS A COMMON STOCK

                                                               HIGH    LOW
                                                               ----    ----
      QUARTER ENDED:
      March 31, 1999.......................................... $16 3/8 $ 8 5/8
      June 30, 1999........................................... $18 7/8 $11
      September 30, 1999...................................... $25     $15 1/2
      December 31, 1999....................................... $51 1/4 $24 11/16
      March 31, 2000.......................................... $67 1/2 $46 1/2
      June 30, 2000........................................... $60     $21 1/4
      September 30, 2000...................................... $23     $ 8
      December 31, 2000....................................... $10 3/8 $ 3 7/16

   As of March 28, 2001 there were 416 holders of record of the Company's Class A common stock, par value $0.01 per share and 23 holders of record of the Company's Class B common stock, par value $0.01 per share.

Dividends

   The Company has never declared any cash dividends on any of its respective equity securities. Covenants in the indenture pursuant to which the Company's Senior Discount Notes, Senior Secured Notes and Senior Subordinated Notes were issued restrict the ability of the Company to pay cash dividends on its capital stock.

Sale of Unregistered Securities

   During June 2000, Adelphia exercised a warrant to purchase 913,380 shares of Class A common stock of the Company at a price of $6.15 per share. Adelphia purchased the warrant in May 1998 from WorldCom in connection with the Company's IPO. Total proceeds to the Company were $5.6 million. These shares were sold in reliance on the exemption under section 4(2) of the Securities Act.

   In July 2000, Adelphia Business Solutions issued 330,000 shares of Class A common stock to Allegheny in exchange for its interest in a jointly owned network located in State College, Pennsylvania. These shares were sold in reliance on the exemption under section 4(2) of the Securities Act.

   On March 19, 2001, Adelphia Business Solutions issued and sold 25,322 shares of Class A common stock to the public in a rights offering at a price of $7.28 per share. Simultaneously, in a private placement in reliance on the exemption under section 4(2) of the Securities Act, Adelphia purchased 11,820,070 and 51,459,624 shares of Class A and Class B Common Stock, respectively, in the rights offering at a price of $7.28 per share. The net proceeds of approximately $460.9 million will be used to pay down the Company's outstanding borrowings under its revolving bank credit facility, all of which, subject to the terms and maturity of that credit facility, may be re-borrowed and used by the Company for general corporate purposes.

                                   APPENDIX B

                       Adelphia Business Solutions, Inc.
            Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors of Adelphia Business Solutions, Inc. (the "Company") to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  . Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   Audit Committee members shall meet the applicable independence and experience requirements, in effect from time to time, of the National Association of Securities Dealers, Inc. ("NASD") or such other applicable stock exchange or association on which the Company's common stock is then listed. The Audit Committee shall be comprised of three or more directors as determined by the Board. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

   Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. Audit Committee members may attend meetings in person, by telephone conference or similar communications equipment, or as otherwise permitted by law. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III. Audit Committee Responsibilities and Duties

 Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published in accordance with applicable Securities and Exchange Commission ("SEC") and NASD regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of major issues regarding accounting principles, practices, and judgments that could significantly affect the Company's financial statements.

3. In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss any significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61 ("SAS 61") (see item
   9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

 Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8. Review the independent auditors audit plan--discuss scope, staffing, reliance upon management, and internal audit and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

 Internal Audit Department and Legal Compliance

11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

12. Review the appointment and performance of, and any decision to replace, the senior internal audit executive.

13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's system for monitoring compliance with applicable laws and regulations, including response to any material inquiries received from regulators or governmental agencies.

 Other Audit Committee Responsibilities

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report will be included in the Company's annual proxy statement as required by the applicable rules of the SEC and NASD.

16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

17. Periodically report to the Board of Directors on significant results of the foregoing activities.

 Scope of Duties

18. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan, direct or conduct audits, or to determine whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and/or the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and any internal rules or codes of conduct of the Company.

                                    PROXY
                      ADELPHIA BUSINESS SOLUTIONS, INC.

  This Proxy is Solicited On Behalf Of The Board Of Directors Of The Company

The undersigned hereby appoints John J. Rigas, James P. Rigas, Timothy J. Rigas and Michael J. Rigas, or any one or more of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all the shares of Class A Common Stock, Class B Common Stock and Preferred Stock held of record at the close of business on June 25, 2001 by the undersigned at the annual meeting of the stockholders of Adelphia Business Solutions, Inc. to be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on August 7, 2001 at 11:30 a.m. and at any adjournment thereof.

               (Please sign on reverse side and return promptly)

               Please Detach and Mail in the Envelope Provided

   [X] Please mark your votes
      as in this example

                              WITHHOLD       The Board of Directors
           FOR                AUTHORITY      recommends a vote "FOR"
      all nominees         to vote for all   proposals numbered 1 and 2.
      listed at right      nominees listed
                           at right
           [ ]                  [ ]

1. Election of Directors                     Nominees:
   (Instructions: To withhold authority   John J. Rigas, James P. Rigas,
   to vote for any individual nominee,    Michael J. Rigas, Timothy J. Rigas,
   strike a line through that             Pete J. Metros, James L. Gray,
   nominee's name.)                       Peter L. Venetis and Edward S. Mancini


2. In their discretion vote upon such other matters  [ ]      [ ]         [ ]
   as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors for the nominees listed at left, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

A majority of such proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers hereunder.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

Signature ______________________ Signature __________________ Dated:______, 2001
                                             IF HELD JOINTLY

NOTE: Stockholder sign here exactly as name appears hereon.